Exhibit 2.1

PURCHASE AGREEMENT

Dated as of July 28, 2013

among

Barbara B. Allbritton,

Robert L. Allbritton,

The Estate of Joe L. Allbritton,

Barbara B. Allbritton 2008 Marital Trust,

Robert Lewis Allbritton 1996 Trust,

Allholdco, Inc.

and

Sinclair Television Group, Inc.

with respect to the acquisition of

Perpetual Corporation

and

Charleston Television, LLC

i

3.18.	No Brokers	31

3.19.	Related Party Transactions	32

3.20.	All Assets	32

ARTICLE 4	BUYER REPRESENTATIONS AND WARRANTIES	32

4.1.	Organization	32

4.2.	Authorization	32

4.3.	No Conflicts	32

4.4.	Litigation	33

4.5.	Qualification	33

4.6.	Projections and Other Information	33

4.7.	Sufficient Funds	34

4.8.	No Brokers	34

ARTICLE 5	CERTAIN COVENANTS	34

5.1.	Sellers’ Covenants	34

5.2.	Control and Maintenance of Qualification	37

5.3.	Restructuring	38

5.4.	Non-Duplication Letters	38

ARTICLE 6	JOINT COVENANTS	38

6.1.	Confidentiality	38

6.2.	Announcements	38

6.3.	Consents	38

6.4.	Employees; Employee Plans	38

6.5.	Access to and Retention of Records	40

6.6.	Cooperation	40

6.7.	Transition Arrangements	40

6.8.	Interim Reports	40

6.9.	Fulfillment of Conditions	41

6.10.	Title Commitments; Surveys	41

6.11.	No Negotiation	41

6.12.	No-Hire	41

6.13.	Financial Statements	42

6.14.	Cooperation in Litigation	42

6.15.	Termination of Related Party Transactions	42

ARTICLE 7	SELLER CLOSING CONDITIONS	42

7.1.	Representations and Covenants	42

7.2.	Proceedings	43

7.3.	FCC Authorization	43

7.4.	Hart Scott Rodino	43

7.5.	Deliveries	43

ARTICLE 8	BUYER CLOSING CONDITIONS	43

8.1.	Representations and Covenants	43

8.2.	Proceedings	44

8.3.	FCC Authorization	44

8.4.	Hart Scott Rodino	44

8.5.	Restructuring	44

8.6.	Deliveries	44

8.7.	Consents	44

8.8.	No Material Adverse Effect	44

ARTICLE 9	CLOSING DELIVERIES	44

9.1.	Seller Documents	44

9.2.	Buyer Documents	45

ARTICLE 10	SURVIVAL; INDEMNIFICATION	45

10.1.	Survival	45

10.2.	Indemnification	46

10.3.	Procedures with Respect to Third Party Claims	48

10.4.	No Special Damages; Mitigation	49

10.5.	Offset	49

10.6.	Treatment of Indemnity Benefits	49

10.7.	No Claims for Post-Closing Tax Periods	49

10.8.	Exclusive Remedies	50

10.9.	Pre-Closing Knowledge	50

ARTICLE 11	TAX MATTERS	50

11.1.	Tax Indemnity	50

11.2.	Straddle Period Allocation	51

11.3.	Tax Returns	51

11.4.	Post-Closing Actions	53

11.5.	Tax Contests	53

11.6.	Refunds	54

11.7.	Cooperation	54

11.8.	Transfer Taxes	55

11.9.	Section 338(h)(10) Elections	55

11.10.	Purchase Price Allocations	56

11.11.	Tax Treatment of Indemnity Payments	57

11.12.	Consolidated Returns for Periods Through the Closing Date	57

11.13.	Intentionally Omitted	57

11.14.	Conflict	57

ARTICLE 12	TERMINATION AND REMEDIES	57

12.1.	Termination	57

12.2.	Cure Period	58

12.3.	Termination and Survival	58

12.4.	Specific Performance	58

12.5.	Liquidated Damages	59

12.6.	Limitation on Seller Damages	59

ARTICLE 13	MISCELLANEOUS	59

13.1.	Expenses	59

13.2.	Further Assurances	60

13.3.	Assignment	60

13.4.	Notices	60

13.5.	Amendments	62

13.6.	Severability	62

13.7.	No Beneficiaries	62

13.8.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	62

13.9.	Neutral Construction	63

13.10.	Cooperation	63

13.11.	Non-Recourse	63

13.12.	Fiduciary Capacity	63

13.13.	Counterparts; Delivery by Facsimile/Email	64

13.14.	Entire Agreement	64

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made as of the 28th day of July, 2013, by and among (i) Barbara B. Allbritton, individually (“BBA”), (ii) Robert L. Allbritton, individually (“RLA”), (iii) BBA and RLA as independent co-executors of the Estate of Joe L. Allbritton (the “Estate”), (iv) BBA and RLA as trustees of the Barbara B. Allbritton 2008 Marital Trust (the “2008 Marital Trust”), (v) RLA, Paul Bonner and John R. Allender as trustees of the Robert Lewis Allbritton 1996 Trust (the “1996 Trust” and, together with the Estate and the 2008 Marital Trust, each, a “Trust” and collectively, the “Trusts”), (vi) Allholdco, Inc., a Delaware corporation (“Allholdco” and, together with BBA, RLA, and the Trusts, each, a “Seller” and collectively, “Sellers”), and (vii) Sinclair Television Group, Inc., a Maryland corporation (“Buyer”).

RECITALS

WHEREAS, BBA, RLA and the Trusts collectively own 100% of the issued and outstanding capital stock of Perpetual Corporation (“Perpetual Corp.”) and Allholdco owns 100% of the issued and outstanding membership interests in Charleston Television, LLC (“Charleston TV” and, together with Perpetual Corp., the “Acquired Parent Companies”);

WHEREAS, the Acquired Parent Companies, together with certain of their respective wholly owned subsidiaries, own and operate, directly or indirectly, the following television broadcast stations (each, a “Broadcast Station” and collectively, the “Broadcast Stations”), pursuant to certain licenses, permits and other authorizations issued by the Federal Communications Commission (the “FCC”):

WCIV(TV), Charleston, SC	WJLA-TV, Washington, D.C.
WSET-TV, Lynchburg, VA	WCFT-TV, Tuscaloosa, AL
W05AA-D, Roanoke, VA	WJSU-TV, Anniston, AL
KTUL(TV), Tulsa, OK	WBMA-LD, Birmingham, AL
WHTM-TV, Harrisburg, PA	KATV(TV), Little Rock, AR

WHEREAS, the Acquired Parent Companies, together with certain of their respective wholly owned subsidiaries, also own and operate in the Washington, D.C. Market an all-news programming service doing business as “NewsChannel 8” (the “NewsChannel” and, together with the Broadcast Stations, each, a “Station” and collectively, the “Stations”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell and transfer to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding equity interests in the Acquired Parent Companies (collectively, the “Equity Interests”);

WHEREAS, in connection with the foregoing, this Agreement contemplates the filing with the FCC of multiple applications to obtain the necessary FCC consents with respect to the transactions described in this Agreement, which applications will include one or more applications seeking FCC consent to the transfer of control of the Acquired Companies to Buyer; and

WHEREAS, in connection with the foregoing, prior to the consummation of the transactions contemplated by this Agreement, the Acquired Parent Companies will effect corporate restructuring activities, following which certain of their respective direct or indirect wholly owned subsidiaries that are not involved in any capacity whatsoever in the ownership or operation of the Stations and which do not own any assets used or held for use in connection with the ownership or operation of the Stations will no longer be owned, directly or indirectly, by the Acquired Parent Companies.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATION

1.1.         Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acquired Companies” shall mean and include the Acquired Parent Companies and the Business Subsidiaries (but for the avoidance of doubt shall not include the Non-Business Subsidiaries).

“Action” shall mean any legal or administrative claim, suit, action, complaint, charge, arbitration or other proceeding by or before any Governmental Entity.

“Affiliate” shall mean, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” shall mean, collectively, the Seller Ancillary Documents and the Buyer Ancillary Documents.

“Balance Sheet Date” shall mean March 31, 2013.

“Business” shall mean the business and operation of the Stations (taken as a collective group and not on an individual basis).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed (or are actually closed) in the City of New York.

“Business Subsidiaries” shall mean and include those direct or indirect subsidiaries of the Acquired Parent Companies that are involved in the ownership or operation of the Stations or any material assets relating to the ownership or operation of the Stations, in each case as listed on Schedule 1.1 under the heading “Business Subsidiaries”.

“Buyer Principal Liaisons” shall mean and include David D. Smith, David B. Amy and Barry M. Faber and any of their respective successors.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Laws” shall mean, collectively, the Communications Act of 1934, as amended, the Telecommunications Act of 1996 and the Children’s Television Act of 1990, and the rules, regulations and written policies promulgated by the FCC under each of the foregoing, in each case as in effect from time to time.

“Company Transaction Costs” shall mean all fees, costs and expenses of any brokers, financial advisors, investment bankers, attorneys, or other advisors engaged by the Acquired Companies incurred on or prior to the Closing Date plus (i) all retention bonuses and similar payments to employees of the Acquired Companies payable under the Closing of the transaction contemplated by this Agreement and (ii) all prepayment penalties with respect to any Indebtedness of any of the Acquiring Companies that is paid off in conjunction with the Closing of the transactions contemplated by this Agreement.

“Contracts” shall mean contracts, agreements, leases, non-governmental licenses, sales and purchase orders and other agreements (including Revenue Leases, Real Property Leases and employment agreements), written or oral (in each case, including any amendments or modifications thereto).

“Copyrights” shall mean all copyrights and copyright applications and registrations therefor used by an Acquired Company in connection with the Business.

“Current Assets” shall mean and include the following line items on the Final Closing Balance Sheet:  Accounts Receivable, Program Rights, Refundable Income Taxes and Other Current Assets, in each case, as determined in accordance with GAAP, but shall exclude deferred tax assets.

“Current Liabilities” shall mean and include the following line items on the Final Closing Balance Sheet:  Accounts Payable, Program Rights Payable, Accrued Income Taxes, Accrued Employee Benefit Expenses, Deferred Revenue, Other Accrued Expenses (which includes other current liabilities), in each case, as determined in accordance with GAAP, but shall exclude deferred tax liabilities and, for clarification, shall exclude the current portions of any liabilities that are described in Sections 2.2(a) and (b).

“Damages” shall mean and include all losses, costs, damages, taxes, liabilities and expenses, including reasonable attorneys’ fees and expenses.

“DOJ” shall mean the United States Department of Justice.

“Enforceability Exceptions” shall mean bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Environmental Law” shall mean any Law whether local, state, or federal relating to (a) Releases or threatened Releases of Hazardous Materials into the environment; (b) the use, treatment, storage, disposal, handling, discharging or shipment of Hazardous Material; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or protection of human health, occupational safety and the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that, together with the Acquired Companies, would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“FCC Consent” shall mean the consent of the FCC to the transactions contemplated in the FCC Applications, each without any material adverse conditions other than those of general applicability.

“FCC License” shall mean any FCC license, permit or other authorization, including any temporary waiver or special temporary authorization and any renewals thereof or any transferable pending application therefor, (i) with respect to W05AA-D and WBMA-LD, issued by the FCC under Subpart G of Part 74 of Title 47 of the Code of Federal Regulations and granted or assigned to any Acquired Company, and (ii) with respect to any other Broadcast Station, issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and granted or assigned to any Acquired Company.

“Final Order” shall mean an Action by the FCC (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles as in effect as of the relevant date, consistently applied.

“Governmental Consents” shall collectively mean the FCC Consent and HSR Clearance.

“Governmental Entity” shall mean and include any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“Hazardous Material” shall mean hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, defined or regulated under § 101(14) of CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. or any similar applicable federal, state or local Environmental Laws.

“Income Taxes” shall mean income, franchise, doing business and similar taxes.

“Indebtedness” shall mean, with regard to any Person, any liability or obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, monies, debentures, or similar instruments or upon which interest payments are normally made, (ii) for the payment of any deferred purchase price of any property, assets or services (including pursuant to capital leases) but excluding trade payables and Program Rights Obligations, guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) all obligations under acceptance, standby letters of credit or similar facilities, (v) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (vi) all accrued interest of all obligations referred to in (i) — (v) and (vii) all obligations referred to in (i) — (vi) of a third party secured by any Lien on property or assets.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean all intellectual property rights in or arising from any of the following:  call letters, Trademarks, trade names, service marks, patents, inventions, Trade Secrets, know-how, Internet domain names, websites, web content, databases, software programs or applications (including user-applications), Copyrights, programs and programming material, jingles, slogans and logos and all goodwill, if any, associated therewith.

“IRS” shall mean the United States Internal Revenue Service.

“knowledge” shall mean (a) with respect to Sellers, the actual personal knowledge of Robert L. Allbritton, Frederick J. Ryan, Jr., Stephen P. Gibson and Jerald N. Fritz; provided, however, with respect to the representations in Sections 3.4(c), 3.7(d), 3.7(f), 3.9 and 3.11, “knowledge” shall also include the actual personal knowledge of the general manager and chief engineer (or Person holding a similar position, but not including any contract employee or consultant) of each Broadcast Station, and (b) with respect to Buyer, the actual personal knowledge of David D. Smith, David B. Amy and Barry M. Faber.

“Law” shall mean any United States (federal, state, local) or foreign law, constitution, treaty statute, ordinance, regulation, rule, code, order, judgment, injunction, writ or decree.

“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, easement, right of way, restrictive covenant, encroachment, security interest or encumbrance of any kind whatsoever, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“Market” shall mean the “Designated Market Area” of a Station, as determined by the Nielsen Company.

“Material Adverse Effect” shall mean any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a materially adverse effect on (a) the business, properties, assets, financial condition or results of operations of the Acquired Companies or the Business, or (b) the ability of Sellers to perform their obligations under this Agreement, excluding in all respects any Effects resulting from (i) conditions in the economy of the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any town, city or region or country in which the Stations conduct business, (ii) general changes or developments in the broadcast television industry, (iii) the execution and delivery of this Agreement, the announcement of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby, the compliance with the terms of this Agreement or the taking of any action required by this Agreement or consented to by Buyer, (iv) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof, (v) any failure, in and of itself, by Sellers, any Acquired Company or any Station or group of Stations to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, however, that the underlying causes of such failure (subject to other provisions of this definition shall not be excluded), (vi)  any breach by Buyer of its obligations under this Agreement or (vii) changes in Law or GAAP or the interpretation thereof.

“Multiemployer Plan” shall mean a multiemployer pension plan, within the meaning of Section 4001(a)(3) of ERISA, to which the Acquired Companies contribute or are required to contribute to, or under which the Acquired Companies have or may have any liability or obligation under, on behalf of current or former employees of the Acquired Companies.

“Net Working Capital Amount” shall mean (a) the amount of all Current Assets minus (b) the amount of all Current Liabilities of the Acquired Companies on a combined basis, in each case calculated in a manner consistent with GAAP.

“Non-Business Subsidiaries” shall mean and include those direct or indirect subsidiaries of the Acquired Parent Companies that are not involved in any capacity whatsoever in the ownership or operation of the Stations and which do not own any assets used or held for use in the ownership or operation of the Stations, in each case as listed on Schedule 1.1 under the heading “Non-Business Subsidiaries”.

“Non-Union Station Employees” shall mean Station Employees who are not Union Station Employees.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and any other organizational documents of such Person.

“Permitted Liens” shall mean, as to any property or asset of any Station, collectively, (a) liens for Taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith and for which appropriate reserves have been created on the books and records of the Acquired Companies in accordance with GAAP, (b) zoning Laws and ordinances and similar Laws that are not materially violated by any existing improvements or that do not prohibit the use of the Real Property as currently used in the Business, (c) any right reserved to any Governmental Entity to regulate the affected property (including restrictions stated in any permits), (d) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor or any Lien that the applicable lease is subject to, (ii) any statutory Lien for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and (iii) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property, (e) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been created in accordance with GAAP and that are not resulting from any material breach, violation or default of any Contract by the Acquired Companies, (f) minor defects of title, easements, rights-of-way, restrictions and other Liens not interfering with the present use of the applicable assets subject thereto, (g) any state of facts that an accurate survey or physical inspection would show, provided such facts do not render title unmarketable or interfere with the present use of the applicable Real Property, (h) Liens that will be released prior to or as of the Closing Date, including all mortgages and security interests securing indebtedness of Sellers or the Acquired Companies, (i) licenses of Intellectual Property granted in the ordinary course of business, (j) gaps in the chain-of-title for Intellectual Property evident from the public records of the relevant federal, state or foreign Governmental Entity maintaining the applications or registrations therefor, as applicable and (k) Liens designated as Permitted Liens on Schedule 1.1 under the heading “Permitted Liens”, if any.

“Person” shall mean any natural person or any corporation, limited liability company, partnership, joint venture, trust or other legal entity, including a Governmental Entity.

“Program Rights” shall mean all rights of the Stations to broadcast television programs or shows as part of the Stations’ programming, including all rights of the Stations under all film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.

“Program Rights Obligations” means all obligations in respect of the purchase, use, licenses or acquisition of programs, programming materials, films and similar assets used primarily in connection with the Business which relate to the utilization of the Program Rights.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Restructuring” shall mean and include those certain corporate restructuring activities to be effected by Sellers or the Acquired Companies prior to the Closing Date with respect to the Non-Business Subsidiaries, in each case as described in greater detail on Schedule 1.1 under the heading “Restructuring”.

“Revenue Leases” shall mean those leases, subleases, licenses or other occupancy agreements used primarily in the operation of the Business (including any and all assignments, amendments and other modifications of such leases, subleases, licenses and other occupancy agreements), pertaining to the use or occupancy of the Real Property where an Acquired Company holds an interest as landlord, licensor, sublandlord or sublicensor.

“Tax” or “Taxes” shall mean (i) any and all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, escheat, abandoned or unclaimed property, goods or services, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, profits, real property, personal property, capital stock, social security (or similar), employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether or not disputed, (ii) liability for the payment of any amounts of the type described in the foregoing clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto) including any liability under Treasury Regulations Section 1.1502-6 and (iii) liability for the payment of any amounts of the type described in the foregoing clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” shall mean any returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with any Governmental Entity, including consolidated, combined and unitary tax returns.

“Tower Leases” shall mean any agreement to which an Acquired Company or a business Subsidiary is a party pertaining to the use and/or installation of radio masts and/or towers used primarily by the Stations for telecommunications and broadcasting in connection with the operation of the Business, where the Acquired Company holds an interest as tenant or subtenant.

“Trade Secrets” shall mean all proprietary information of each Acquired Company that is not generally known and is used exclusively in the Business, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it.

“Trademarks” shall mean all trade names, trademarks, service marks, trade dress, jingles, slogans, logos, other source or business identifiers, trademark and service mark registrations and trademark and service mark applications owned by any Acquired Company and used in the Business, including those set forth on Schedule 3.10, and the goodwill appurtenant thereto.

“Tradeout Agreement” shall mean any Contract, other than film and program barter agreements, pursuant to which an Acquired Company has agreed to sell or trade commercial air time or commercial production services of a Station in consideration for any property or service in lieu of or in addition to cash.

“Union Station Employees” shall mean all Station Employees the terms of whose employment are governed by a Collective Bargaining Agreement.

1.2.         Definitions Cross-Reference Table.  The following terms defined in this Agreement in the sections set forth below shall have the respective meanings therein defined:

1996 Trust	Preamble
2008 Marital Trust	Preamble
Acquired Parent Companies	Recitals
Agreement	Preamble
Allholdco	Preamble
Allocation Schedule	Section 11.10(b)
Allocation Schedule Notice of Disagreement	Section 11.10(b)
BBA	Preamble
Broadcast Station and Broadcast Stations	Recitals
Business Subsidiary Equity Interests	Section 3.1(c)
Buyer	Preamble
Buyer Ancillary Agreements	Section 4.1
Buyer Indemnified Parties	Section 10.2(a)
Charleston TV	Recitals
Claim	Section 10.3(a)
Closing	Section 2.6(a)
Closing Date	Section 2.6(a)
COBRA	Section 3.11(i)
Collective Bargaining Agreements	Section 3.11
Covered Matters	Section 13.8(a)
Cure Period	Section 12.2
Deductible	Section 10.2(b)
Deductible Success-Based Fees	Section 11.3(a)
Disagreement Notice	Section 2.4(e)
Effective Time	Section 2.6(c)
Employee Plan	Section 3.11(b)
Equity Interests	Recitals

Escrow Agent	Section 2.3
Estate	Preamble
Estimated Closing Balance Sheet	Section 2.4(a)
Estimated Net Working Capital Amount	Section 2.4(a)
FCC	Recitals
FCC Application	Section 2.7(a)
Final Adjustment Amount	Section 2.4(i)
Final Closing Balance Sheet	Section 2.4(g)
Final Net Working Capital Amount	Section 2.4(g)
Financial Statements	Section 3.15
HSR Clearance	Section 2.7(b)
Indemnified Parties	Section 10.4
Indemnifying Parties	Section 10.4
Indemnity Escrow Agreement	Section 2.3
Indemnity Escrow Deposit	Section 2.3
Indemnity Escrow Fund	Section 2.3
Independent Accountant	Section 2.4(f)
Intangible Property	Section 3.10
Leased Real Property	Section 3.7(b)
Liquidated Damages Amount	Section 12.5(a)
Material Contracts	Section 3.8(a)
MVPDs	Section 3.4(d)
NDA	Section 6.1
NewsChannel	Recitals
Other Tax Contest	Section 11.5(c)
Outside Date	Section 12.1(d)
Owned Real Property	Section 3.7(a)
Permits	Section 3.13
Perpetual Corp.	Recitals
Pre-Closing Tax Contest	Section 11.5(b)
Pre-Closing Tax Period	Section 11.1(a)
Pre-Closing Tax Return	Section 11.3(a)
Post-Closing Tax Period	Section 11.1(b)
Property Taxes	Section 11.2
Purchase Price	Section 2.2
Real Property	Section 3.7(b)
Real Property Leases	Section 3.7(b)
reasonable best efforts	Section 2.7(e)
Related Party Transactions	Section 3.19
Renewal Application	Section 2.7(c)
Required Consents	Section 6.3
Reviewed Closing Balance Sheet	Section 2.4(d)
Reviewed Net Working Capital Amount	Section 2.4(d)
Reviewed Net Working Capital Overage	Section 2.4(h)

Reviewed Net Working Capital Shortfall	Section 2.4(h)
RLA	Preamble
Section 338 Allocation Schedule	Section 11.10(a)
Section 338(h)(10) Election Forms	Section 11.9(b)
Section 338(h)(10) Elections	Section 11.9(a)
Seller and Sellers	Preamble
Seller Ancillary Agreements	Section 3.1(a)
Seller Indemnified Parties	Section 10.2(c)
Sharing Agreement	Section 3.4(d)
Station and Stations	Recitals
Station Employees	Section 6.5(a)
Straddle Period	Section 11.2
Straddle Tax Return	Section 11.3(b)
Surveys	Section 6.10
Tangible Personal Property	Section 3.6(a)
Tax Contest	Section 11.5(a)
Title Commitments	Section 6.10
Transfer Taxes	Section 11.8
Trust and Trusts	Preamble
Unwind Agreement	Section 2.6(a)

1.3.         Interpretation.  Article titles and section headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.  The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein.  Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular.  When used in this Agreement, unless the context clearly requires otherwise, (a) words such as “herein”, “hereof”, “hereto”, “hereunder”, and “hereafter” shall refer to this Agreement as a whole, (b) the term “including” shall not be limiting, but shall be deemed to be followed by the phrase “without limitation”, (c) the word “or” shall not be exclusive and (e) the terms “Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

ARTICLE 2
PURCHASE OF EQUITY INTERESTS

2.1.         Purchase of Equity Interests.  On the terms and subject to the conditions hereof, at the Closing, Sellers shall sell and transfer to Buyer, and Buyer shall purchase from Sellers, the Equity Interests.

2.2.         Purchase Price.  At the Closing, Buyer shall pay or cause to be paid an aggregate amount equal to $985,000,000 (the “Purchase Price”) by wire transfer of immediately available funds, as follows:

(a)           Buyer shall pay or cause to be paid to each lender under the loan agreements specified by Sellers in writing not less than five (5) days prior to the Closing Date, to an account designated by such lender in writing, the amount of the indebtedness specified in such lender’s pay-off letter.

(b)           Buyer shall pay or cause to be paid all identified Company Transaction Costs that remain outstanding as of the Closing Date to such account or accounts as are designated by Perpetual Corp.

(c)           Buyer shall pay or cause to be paid to an account designated by the Escrow Agent, the Indemnity Escrow Deposit.

(d)           Buyer shall pay or cause to be paid to an account designated by Sellers, the Purchase Price less the amounts described in Sections 2.2(a), 2.2(b) and 2.2(c) above, subject to adjustment as provided in this Agreement.

2.3.         Indemnity Escrow Deposit.  On the Closing Date, Buyer shall deposit in escrow with Deutsche Bank AG (the “Escrow Agent”) cash in an amount equal to $39,400,000 (the “Indemnity Escrow Deposit”).  The Indemnity Escrow Deposit shall be held by the Escrow Agent in an escrow fund (the “Indemnity Escrow Fund”) pursuant to the terms of this Agreement and an Indemnity Escrow Agreement mutually acceptable to Buyer and Sellers (the “Indemnity Escrow Agreement”) for a period of twelve (12) months following the Closing Date, except to the extent earlier released to Sellers as provided herein or to the Buyer Indemnified Parties to satisfy any indemnity obligations of Sellers to the Buyer Indemnified Parties under this Agreement or for the payments to Buyer pursuant to Section 2.4(i).  Notwithstanding the foregoing, the Indemnity Escrow Agreement shall provide that (i) on and as of the date that is six (6) months following the Closing Date, the Escrow Agent shall release to Sellers from the Indemnity Escrow Fund an amount equal to $19,700,000 less the amount of any claims by the Buyer Indemnified Parties for indemnification under this Agreement outstanding and unpaid as of such date and (ii) on and as of the date that is twelve (12) months following the Closing Date, the Escrow Agent shall release to Sellers from the Indemnity Escrow Fund an amount equal to the amount of funds then held by the Escrow Agent in the Indemnity Escrow Fund (including all interest and other earnings thereon), less the amount of all claims by the Buyer Indemnified Parties for indemnification under this Agreement that are outstanding and unpaid as of such date, if any.

2.4.         Working Capital Adjustment.

(a)           No later than five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer an unaudited pro forma estimated balance sheet for the Acquired Companies, as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Estimated Closing Balance Sheet”), together with an estimated, itemized calculation, based on the Estimated Closing Balance Sheet, of the Net Working Capital Amount as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Estimated Net Working Capital Amount”).  The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP.

(b)           At any time prior to the Closing Date, Buyer shall have the right to object to the Estimated Closing Balance Sheet or the Estimated Net Working Capital Amount by delivering written notice of such objection to Sellers.  If Buyer does not provide such written notice of objection to Sellers, then the Estimated Closing Balance Sheet and the Estimated Net Working Capital Amount shall, subject to Section 2.4(d), be deemed accepted by Buyer.  If, on the other hand, Buyer provides such written notice of objection to Sellers, then representatives of Buyer and Sellers shall meet as promptly as practicable to discuss in good faith the proper Estimated Closing Balance Sheet and the proper Estimated Net Working Capital Amount; provided, however, that if such representatives of Buyer and Sellers are unable to agree in good faith prior to the Closing Date on the proper Estimated Closing Balance Sheet and the proper Estimated Net Working Capital Amount, then the Estimated Net Working Capital Amount shall be deemed to be equal to the Estimated Net Working Capital Amount as presented by Sellers.

(c)           At the Closing, the Purchase Price shall be (i) increased by the Estimated Net Working Capital Amount if the Estimated Net Working Capital Amount is a positive number, and (ii) decreased by the absolute value of the Estimated Net Working Capital Amount, if the Estimated Net Working Capital Amount is a negative number.

(d)           Within thirty (30) days following the Closing Date, Buyer shall prepare and deliver to Sellers an unaudited balance sheet for the Acquired Companies as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Reviewed Closing Balance Sheet”), together with an itemized calculation, based on the Reviewed Closing Balance Sheet, of the Net Working Capital Amount as of 11:59 p.m. Eastern Time on the date prior to the Closing Date (the “Reviewed Net Working Capital Amount”).  The Reviewed Closing Balance Sheet shall be prepared in accordance with GAAP using the same accounting principles, policies and methods as were historically used by Sellers in preparing the Estimated Closing Balance Sheet in connection with the calculation of each of the line items reflected thereon.

(e)           If Sellers disagree with the Reviewed Closing Balance Sheet or Buyer’s calculation of the Reviewed Net Working Capital Amount, then during the thirty (30) days following the date of Sellers’ receipt of the Reviewed Closing Balance Sheet, Buyer and the Acquired Companies shall each provide Sellers with access to the working papers of Buyer and the Acquired Companies relating to the Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Net Working Capital Amount, as well as any other information used in preparing the Reviewed Closing Balance Sheet as is reasonably requested by Sellers.  The Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Net Working Capital Amount shall become final and binding at the end of such thirty (30) day period unless, prior to the end of such period, Sellers have delivered to Buyer written notice of their disagreement with such Reviewed Closing Balance Sheet and the resulting calculation of the Reviewed Net Working Capital Amount (a “Disagreement Notice”), specifying the nature and amount of any disputed item.

(f)            In the event that any Disagreement Notice is timely provided to Buyer pursuant to Section 2.4(e), Buyer and Sellers shall cooperate for a period of thirty (30) days following Buyer’s receipt of the Disagreement Notice (or such longer period as Buyer and Sellers may mutually agree) to resolve any disagreements with respect to the Reviewed Closing Balance Sheet and the Reviewed Net Working Capital Amount.  If, at the end of such thirty (30) day period, Buyer and Sellers are unable to resolve any disagreements with respect to the Reviewed Closing Balance Sheet or the Reviewed Net Working Capital Amount, then a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with Sellers or Buyer) (the “Independent Accountant”) shall be engaged to resolve any remaining disagreements with respect to the Reviewed Closing Balance Sheet and/or the Reviewed Net Working Capital Amount.  Buyer and Sellers shall instruct the Independent Accountant to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Independent Accountant, whether and to what extent the Reviewed Closing Balance Sheet and/or the Reviewed Net Working Capital Amount requires adjustment; provided, however, that the Independent Accountant shall be authorized to resolve only those items remaining in dispute between Buyer and Sellers as specified in the Disagreement Notice, in each case within the range of the difference between Buyer’s position with respect thereto and Sellers’ position with respect thereto.  The fees and expenses of the Independent Accountant (including any indemnity obligations to the Independent Accountant) shall be allocated between Buyer and Sellers based on their relative success with respect to the disputed items (as finally determined by the Independent Accountant).  For example, if Sellers challenge the calculation of the Reviewed Net Working Capital Amount by an amount of $100,000, but the Independent Accountant determines that Sellers have a valid claim for only $40,000, Buyer shall bear forty percent (40%) of the fees and expenses of the Independent Accountant and Sellers shall bear the other sixty percent (60%) of such fees and expenses.  The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Disagreement Notice shall be borne by Buyer, and the fees and expenses (if any) of Sellers’ independent auditors and attorneys incurred in connection with their review of the Reviewed Net Working Capital Amount shall be borne by Sellers.

(g)           The “Final Net Working Capital Amount” shall be equal to (i) the Reviewed Net Working Capital Amount, in the event that Sellers do not provide a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 2.4(e) or (ii) the as-adjusted Reviewed Net Working Capital Amount as determined by the Independent Accountant pursuant to Section 2.4(f), in the event that Sellers provide a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 2.4(e).  The Final Net Working Capital Amount shall be set forth on the “Final Closing Balance Sheet”, which shall be (x) the Reviewed Closing Balance Sheet in the event that Sellers do not provide a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 2.4(e) or (y) the as-adjusted Reviewed Closing Balance Sheet as determined by the Independent Accountant pursuant to Section 2.4(f), in the event that Sellers provide a Disagreement Notice to Buyer within the thirty (30) day period provided for in Section 2.4(e).

(h)           If the Estimated Net Working Capital Amount is greater than the Final Net Working Capital Amount, then the difference between the Estimated Net Working Capital Amount, minus the Final Net Working Capital Amount shall be referred to as a “Reviewed Net Working Capital Shortfall”.  If the Final Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, then the difference between the Final Net Working Capital Amount, minus the Estimated Net Working Capital Amount shall be referred to as a “Reviewed Net Working Capital Overage”.

(i)            The “Final Adjustment Amount” shall be an amount equal to either the Reviewed Net Working Capital Shortfall or the Reviewed Net Working Capital Overage, as applicable.  In the event that the Final Adjustment Amount is a Reviewed Net Working Capital Shortfall, the Purchase Price shall be reduced by such amount and Buyer shall recover such amount from the Indemnity Escrow Fund pursuant to joint written instructions of Buyer and Sellers delivered to the Escrow Agent.  In the event that the Final Adjustment Amount is a Reviewed Net Working Capital Overage, the Purchase Price shall be increased by such amount and Buyer shall pay such amount to Sellers by wire transfer in immediately available funds to an account(s) designated by Sellers.

(j)            Any payments to be made pursuant to Section 2.4(i) shall be made within five (5) days of the final determination of the Final Adjustment Amount pursuant to Section 2.4(i) and shall bear interest from the Closing Date to the date of such payment at a rate, calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed, equal to the prime rate of interest as announced or published in The Wall Street Journal.

2.5.         Allocation.  The Purchase Price (after any adjustments thereto) shall be allocated among the shares of Perpetual Corp. and the membership interests in Charleston TV as reflected on Schedule 2.5, in each case as adjusted to reflect the Final Adjustment Amount.

2.6.         Closing.

(a)           Subject to any prior termination of this Agreement pursuant to Section 11.1, the consummation of the sale and purchase of the Equity Interests pursuant to this Agreement (the “Closing”) shall take place at the offices of Paul Hastings LLP located at 875 15th Street, N.W., Washington D.C. 20005 on (i) the fifth (5th) Business Day after the date that is the later of (x) the date on which the FCC Consent shall have been granted and shall be in full force and effect, and shall have become a Final Order and (y) the date on which the HSR Clearance has been obtained, or (ii) such other date or at such other location as is mutually agreed to Buyer and Sellers in writing (as applicable, the “Closing Date”), subject to the satisfaction or waiver of the conditions to Closing set forth herein (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing); provided, however, that, notwithstanding Section 7.3, Buyer, in its sole discretion and upon ten (10) days’ prior written notice to Sellers, may waive the requirement that the FCC Consent become a Final Order if, in connection therewith, the parties execute and deliver at the Closing a mutually acceptable unwind agreement relating to the transactions contemplated hereby (the “Unwind Agreement”), unless Buyer waives the requirement to execute an Unwind Agreement.

(b)           A breach by a party of its obligations to effect the Closing pursuant to the terms and subject to the conditions of this Agreement, including this Section 2.6, shall be subject to Section 12.1(b) or Section 12.1(c), as applicable (and shall not be subject to the Cure Period under Section 12.2).

(c)           For purposes of this Agreement, the “Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.  If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article 12 hereof, Buyer and Sellers shall jointly request one or more extensions of the effective period of the FCC Consent; provided, however, that no such extension of the FCC Consent shall limit the right of either party to exercise such party’s rights under Article 12.

2.7.         Governmental Consents.

(a)           Within ten (10) Business Days of the date of this Agreement, Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, jointly file an application or applications with the FCC requesting the grant of its consent to the transfer of control of the Acquired Companies from Sellers to Buyer (collectively, the “FCC Application”).  Buyer and Sellers shall, and Sellers shall cause the Acquired Companies to, diligently prosecute the FCC Application and otherwise use their reasonable best efforts (including by taking the “Resolution Measures” set forth on Schedule 2.7(f)) to obtain the FCC Consent as soon as practicable; provided, however, that except as provided in the following sentence, neither Buyer nor Sellers, as applicable, shall be required to pay consideration to any third party to obtain FCC Consent.  Buyer shall pay one-half (1/2), and Sellers shall pay one-half (1/2) of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.  Sellers and Buyer each shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party.  Neither Buyer nor Sellers shall, and Sellers shall cause the Acquired Companies not to, take any intentional action which would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the grant of the FCC Consent.

(b)           Intentionally Omitted.

(c)           If applicable, within ten (10) Business Days after the date of this Agreement, Buyer and Sellers shall make any required filings with the FTC and the DOJ pursuant to the HSR Act, with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation and otherwise use their reasonable best efforts (including by taking the “Resolution Measures” set forth on Schedule 2.7(f)) to obtain the expiration or termination of any applicable waiting period under the HSR Act (the “HSR Clearance”).  Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne one-half (1/2) by Buyer and one-half (1/2) by Sellers.

(d)           In connection with the expiration of the FCC Licenses as set forth on Schedule 3.4(a), if, at any point prior to the Closing, an application for the renewal of any FCC License (a “Renewal Application”) must be filed pursuant to the Communications Laws, Sellers shall cause each applicable Acquired Company to timely execute, file and prosecute with the FCC such Renewal Application in accordance with Section 5.1(b) hereof.  If any FCC Application is granted by the FCC subject to a renewal condition, then, without limitation of Section 2.7(a) or (e), the term “FCC Consent” shall be deemed to also include the satisfaction of such renewal condition.  In order to avoid disruption or delay in the processing of the FCC Applications, Buyer shall agree (i) as a part of the FCC Applications, to request that the FCC apply its policy permitting the transfer of control of FCC licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal

Applications, and (ii) to make such representations and undertakings as are necessary or appropriate to invoke such policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application, provided, however, that nothing set forth in this Section 2.7(d) shall be deemed to amend or modify the provision of Section 10.2 relating to indemnification.  In addition, Buyer acknowledges that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application with respect to any Broadcast Station and thereby to facilitate grant of the FCC Application with respect to such Broadcast Station, the Acquired Companies shall be permitted to enter into tolling, assignment and assumption or similar agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Broadcast Station in connection with (i) any pending complaints that such Broadcast Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Broadcast Station with respect to which the FCC may permit the Acquired Companies to enter into a tolling, assignment or assumption agreement; provided, however, that Buyer agrees to accept liability in connection with any such complaint or enforcement action by the FCC, if so requested by the FCC as part of such tolling or other arrangements, subject to the indemnification obligations set forth in Section 10.2(a).  Buyer and Sellers shall consult in good faith with each other prior to any Acquired Company entering into any such tolling, assignment or assumption agreement under this Section 2.7(d).

(e)           Without limiting the provisions of Sections 2.7(a), 2.7(b), 2.7(c) and 2.7(d), Sellers and Buyer shall, and Sellers shall cause the Acquired Companies to, (i) use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers and authorizations of, actions or nonactions by, and make as promptly as practicable all necessary filings and submissions with, any Governmental Entity or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall Sellers or any of the Acquired Companies be required to pay any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement under any contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Buyer, (ii) use reasonable best efforts to (x) avoid a suit, action, petition to deny, objection, proceeding or investigation, whether judicial or administrative and whether brought by a Governmental Entity or any third party and (y) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such suit, action, petition to deny, objection, proceeding or investigation, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement, (iii) use reasonable best efforts to cooperate with each other in (x) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, approvals, Permits, notices or authorizations, (iv) use reasonable best efforts to cause the conditions to the Closing set forth in Article 8 and Article 9 to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable.  In connection with the foregoing, Sellers, on the one hand, will provide Buyer, and Buyer, on the other hand, will provide Sellers, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its agents or representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto.  To the extent permitted by applicable law, each of the parties shall ensure that the other party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement.

(f)            For purposes of this Section 2.7, “reasonable best efforts” shall include (i) diligently prosecuting the FCC Application, (ii) vigorously defending, contesting and objecting to any claims, lawsuits, petitions to deny, objections, actions or other proceedings, whether judicial or administrative, by or before any Governmental Entity challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) taking the “Resolution Measures” set forth on Schedule 2.7(f); provided, however, that Sellers and the Acquired Companies shall not be required to take, and Buyer shall not take, any such actions contemplated in clauses (i) through (iii) above which would bind Sellers or the Acquired Companies in respect of any matter if the Closing does not occur.

(g)           If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 12.1, Buyers and Sellers shall jointly request an extension of the effective period of the FCC Consents.  No extension of the FCC Consents shall limit the rights of either party to exercise its rights under Section 12.1.

ARTICLE 3
SELLER REPRESENTATIONS AND WARRANTIES

Sellers hereby make, jointly and severally, the following representations and warranties to Buyer as of the date hereof and as of the Closing:

3.1.         Organization and Capitalization; Business Subsidiaries; Restructuring.

(a)           Each Acquired Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which its respective assets or properties are located.  Each Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by such Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

(b)           The Equity Interests (i) constitute all of the outstanding equity interests of the Acquired Parent Companies, (ii) are owned beneficially and of record by Sellers, in each case free and clear of all Liens (other than Permitted Liens) and (iii) are duly authorized, validly issued, fully paid and nonassessable.  Other than the Equity Interests, there are no issued, reserved for issuance or outstanding (w) equity interests in, other voting securities of or other ownership interests in any Acquired Parent Company, (x) securities of any Acquired Parent Company convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in any Acquired Parent Company, (y) warrants, calls, options or other rights to acquire from any Acquired Parent Company, or other obligations of any Acquired Parent Company to issue, any equity interests in, other voting securities of or other ownership interests in such Acquired Parent Company or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in any Acquired Parent Company or (z) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in any Acquired Parent Company.

(c)           Each Acquired Parent Company is directly or indirectly the record and beneficial owner of all of the outstanding equity interests of each Business Subsidiary (the “Business Subsidiary Equity Interests”).  All of such Business Subsidiary Equity Interests have been duly authorized and are validly issued, fully paid and nonassessable and are owned directly or indirectly by the applicable Acquired Parent Company, in each case free and clear of all Liens (other than Permitted Liens).  Other than the Business Subsidiary Equity Interests, there are no issued, reserved for issuance or outstanding (i) equity interests in, other voting securities of or other ownership interests in any Business Subsidiary, (ii) securities of any Business Subsidiary convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in any Business Subsidiary, (iii) warrants, calls, options or other rights to acquire from any Business Subsidiary, or other obligations of any Business Subsidiary to issue, any equity interests in, other voting securities of or other ownership interests in any Business Subsidiary or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in any Business Subsidiary or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in any Business Subsidiary.

3.2.         Authorization.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Sellers and, as applicable, the Acquired Companies have been duly authorized and approved by all necessary corporate action of Sellers and the Acquired Companies and their respective directors, officers and stockholders and do not require any further authorization or consent of Sellers or the Acquired Companies or their respective directors, officers or stockholders.  This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Sellers and the other parties thereto will be, a valid and binding agreement of Sellers, enforceable in accordance with its terms, except in each case as such enforceability may be limited by the Enforceability Exceptions.

3.3.         No Conflicts.  Except as set forth on Schedule 3.3 and except for the Governmental Consents and the consents to assign the Material Contracts indicated as requiring consent on Schedule 3.8(a), the execution, delivery and performance by Sellers of this Agreement and the Seller Ancillary Agreements and the consummation by Sellers of the transactions contemplated hereby or thereby does not and will not, with or without notice or the passage of time (a) violate the Organizational Documents of Sellers or the Acquired Companies, (b) violate in any material respect, or result in the creation of any Lien (other than any Permitted Lien) under, any Law, judgment, order or decree to which any Seller or Acquired Company is subject, (c) result in a material breach of, or event of default or the creation of any Lien (other than any Permitted Lien) under, any Material Contract or (d) require the consent or approval of, or a filing by any Seller with, any Governmental Entity.

3.4.         FCC and Programming Distribution Matters.

(a)           Schedule 3.4(a) sets forth a true and complete list of the FCC Licenses and the holders thereof, which FCC Licenses constitute all of the FCC Licenses of the Broadcast Stations.  The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated, and have not expired.  Except as set forth on Schedule 3.4(a), the FCC Licenses (i) have been issued for the full terms customarily issued by the FCC for each class of Broadcast Station and (ii) are not subject to any condition, except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to each class of Broadcast Station.

(b)           The Acquired Companies have operated each Broadcast Station in compliance with the Communications Laws and the FCC Licenses in all material respects and have paid or caused to be paid all FCC regulatory fees due in respect to each Broadcast Station.  All material registrations and reports required to have been filed with the FCC relating to the FCC Licenses have been filed and the Acquired Companies have completed or caused to be completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction Permits issued to modify the FCC Licenses.  There is not pending, nor, to Sellers’ knowledge, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), nor is there issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Broadcast Stations or the Acquired Companies with respect to the Broadcast Stations that would reasonably be expected to result in any such action.  Except as set forth on Schedule 3.4(b) and other than proceedings affecting broadcast stations generally, there are no material applications, petitions, proceedings or other material actions or complaints pending or, to Sellers’ knowledge, threatened before the FCC relating to the Broadcast Stations.  Except as set forth on Schedule 3.4(b) and except for tolling agreements entered into pursuant to Section 2.7(c), none of the Acquired Companies nor any of the Broadcast Stations has (i) entered into a tolling agreement or otherwise waived any statute of limitations relating to the Broadcast

Stations during which the FCC may assess any fine or forfeiture or take any other action or (ii) agreed to any extension of time with respect to any FCC investigation or proceeding.

(c)           Sellers are qualified under the Communications Laws to transfer control of the FCC Licenses to Buyer.  To Sellers’ knowledge, there are no facts or circumstances relating to the Broadcast Stations, Sellers or the Acquired Companies that would reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent, (ii) materially delay the receipt of the FCC Consent.  Sellers have no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Sellers, the Acquired Companies, the Business or the FCC Licenses.

(d)           None of the Acquired Companies is a party to any local marketing agreement, time brokerage agreement, joint sales agreement or other similar agreement (collectively, a “Sharing Agreement”).

(e)           Schedule 3.4(e) contains, as of the date hereof, (i) a list of all retransmission consent agreements or, with respect to the NewsChannel, any other carriage agreement, with multi-channel video programming distributors, including cable systems, telephone companies and direct broadcast satellite systems (together, “MVPDs”) with more than 10,000 subscribers with respect to each Station, and (ii) a list of the MVPDs that, to Sellers’ knowledge, carry any Station and have more than 10,000 subscribers with respect to each such Station outside such Station’s Market.  The Acquired Companies have entered into retransmission consent agreements or, with respect to the NewsChannel, other carriage agreements, with respect to each MVPD with more than 10,000 subscribers in any of the Stations’ Markets.  Since October 1, 2011 and until the date hereof, except as set forth on Schedule 3.4(e), (x) no headend with more than 10,000 subscribers covered by an MVPD in any of the Stations’ Markets has provided written notice to Sellers or any Acquired Company of any material signal quality issue or has failed to respond to a request for carriage or, to Sellers’ knowledge, sought any form of relief from carriage of a Station from the FCC and (y) neither Sellers nor any Acquired Company has received any written notice from any MVPD with more than 5,000 subscribers in any of the Station’s Markets of such MVPD’s intention to delete a Station from carriage or to change a Station’s channel position.

3.5.         Taxes.

(a)           Each of the Acquired Companies has timely filed with the appropriate Governmental Entities all Income Tax Returns and all other material Tax Returns which are required to have been filed by them under applicable Law, and all such Tax Returns are complete, true and correct in all material respects.  All Taxes due and payable by any of the Acquired Companies (whether or not shown on any Tax Return) have been fully and timely paid, except for Taxes contested in good faith by appropriate proceedings.

(b)           Except as set forth on Schedule 3.5(b), (i) no Seller expects any Taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed, (ii) no federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Acquired Companies, (iii) no Seller nor any of the Acquired Companies has received from any federal, state, local, or non-U.S.

Taxing authority (including jurisdictions where none of the Acquired Companies have filed Tax Returns) any (x) notice indicating an intent to open an audit or other review, (y) request for information related to Tax matters, or (z) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing authority against any of the Acquired Companies, (iv) no Acquired Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return for any Acquired Company, (v) no Acquired Company is the beneficiary of any extension of time within which to file any Tax Return, (vi) no Acquired Company has granted to any Person a power of attorney with respect to Taxes pertaining to any Acquired Company, and (vii) no Acquired Company has availed itself of any Tax amnesty or similar relief with respect to an Acquired Company in any Taxing jurisdiction.

(c)           Other than agreements or arrangements solely among Acquired Companies, neither Sellers nor any of the Acquired Companies is a party to or bound by any Tax sharing agreement or similar arrangements (including any indemnity arrangements).

(d)           Except as set forth on Schedule 3.5(d), no Acquired Company is or, within the last ten (10) years, has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or foreign Tax law) other than a group the common parent of which is or was an Acquired Company.

(e)           All Taxes required to be withheld by the Acquired Companies in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party have been collected or withheld and either paid to the respective Governmental Entity or set aside in accounts for such purpose.

(f)            There are no Liens for Taxes upon any of the assets of the Acquired Companies, except Permitted Liens.

(g)           Charleston TV is treated as a C corporation for U.S. federal Income Tax purposes and is a member of an affiliated group of corporations filing a consolidated U.S. federal Income Tax Return, the common parent of which is Allholdco.

(h)           No claim has been made in writing or otherwise addressed to any Acquired Company by a taxing authority in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i)            No Acquired Company has or had a permanent establishment in any foreign country and does not and has not engaged in a trade or business in any foreign country.

(j)            None of the Acquired Companies or the Sellers is a foreign person within the meaning of Section 1445 of the Code.

(k)           (i) there is no agreement, or requirement, that affects any Acquired Company, or by which any Acquired Company is bound, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date; (ii) no Acquired Company has made or is otherwise bound by or subject to any election or is required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use of property within the meaning of Section 168 of the Code; and (iii) no Acquired Company owns any property that is subject to a “section 467 rental agreement” as defined in Section 467 of the Code.

(l)            No Acquired Company has any material liability for the Taxes of any Person (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(m)         No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period (or portion of any Post-Closing Tax Period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date; (iv) an election under Section 108(i) of the Code; (v) prepaid amount received on or prior to the Closing Date; or (vi) intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law).

(n)           No Acquired Company has distributed to any Person stock or securities of a controlled corporation, nor has stock or securities of an Acquired Company been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.

(o)           No Acquired Company is or has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(p)           None of the Acquired Companies (i) is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(q)           To Sellers’ knowledge, each Acquired Company has disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.

3.6.         Tangible Personal Property.

(a)           Schedule 3.6(a) contains a list of all material items of equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description owned or held for use by the Acquired Companies in connection with the Business, except for any retirements or dispositions thereof made between the date hereof and the Closing in accordance with Article 5 (the “Tangible

Personal Property”).  Except as set forth on Schedule 3.6(a), immediately prior to the Closing, the Acquired Companies will have good and valid title to the Tangible Personal Property free and clear of all Liens (other than Permitted Liens).

(b)           Except as set forth on Schedule 3.6(b), all material items of Tangible Personal Property are in good operating condition, ordinary wear and tear excepted and have been maintained in accordance with normal industry practice.

(c)           No Person other than an Acquired Company has any rights to use any of the Tangible Personal Property, whether by lease, sublease, license or other instrument, other than set forth on Schedule 3.6(c).

3.7.         Real Property.

(a)           Schedule 3.7(a) contains a list of all real property (including any appurtenant easements, buildings, structures, fixtures and other improvements thereon) that is owned in fee simple by the Acquired Companies, indicating the owner thereof (collectively, the “Owned Real Property”).

(b)           Schedule 3.7(b) contains a list of all material contracts, agreements and leases (collectively, “Real Property Leases”) pursuant to which any Acquired Company leases, licenses or sublicenses real property (including any appurtenant easements, buildings, structures, fixtures and other improvements thereon) (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) as leasee, licensee or sublicensee, as applicable.

(c)           Except as set forth on Schedule 3.7(c), immediately prior to the Closing, the Acquired Company identified on Schedule 3.7(a) will have good and marketable fee simple title to the Owned Real Property indicated on Schedule 3.7(a) as being owned by such Acquired Company, in each case free and clear of Liens, other than Permitted Liens.  Except as set forth on Schedule 3.7(c), no Acquired Company is obligated under, nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein.

(d)           With respect to the Real Property, there is no (i) pending or, to Sellers’ knowledge, threatened condemnation, eminent domain or taking proceeding or (ii) to Sellers’ knowledge, private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Real Property that prohibits or materially interferes with the current use of the Real Property.

(e)           Except as set forth on Schedule 3.7(e), neither Sellers nor any Acquired Company, within the past two (2) years, has received any written notice of any material violation of any material Law affecting the Owned Real Property or the Real Property Leases or any Acquired Company’s use thereof.

(f)            Within the past two (2) years, neither Sellers nor any Acquired Company has received any written notice of any existing plan or study by any Governmental Entity or by any other Person that challenges or otherwise adversely affects the continuation of the use or operation of any Owned Real Property or Real Property Leases and Sellers have no knowledge of any such plan or study with respect to which it has not received written notice.  Except as set forth in the Revenue Leases, to the knowledge of Sellers, there is no Person in possession of any Owned Real Property other than an Acquired Company.  Except as identified in Schedule 3.7(f), no Person has any right to acquire any interests in any of the Owned Real Property.

3.8.         Contracts.

(a)           Schedule 3.8(a) sets forth, as of the date hereof, a true and complete list of the following Contracts related to the Business to which any Acquired Company is a party:

(i)            any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, $150,000;

(ii)           any contract under which payments by or obligations of any Acquired Company will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement, or under which the value of the payments by or obligations of any Acquired Company will be calculated on the basis of any of the transactions contemplated by this Agreement, whether pursuant to a change in control or otherwise;

(iii)          any contract for Program Rights that involves cash payments or cash receipts in excess of $100,000 over the remaining term of such contract;

(iv)          any network affiliation agreement;

(v)           any retransmission consent agreement with any MVPD with more than 10,000 subscribers in any of the Station’s Markets;

(vi)          any Contract that relates to an ownership interest in any corporation, partnership, joint venture or other business enterprise or other entity, excluding wholly owned subsidiaries of any Acquired Company;

(vii)         any Real Property Lease;

(viii)        any Contract that relates to the guarantee (whether absolute or contingent) by any Acquired Company of (x) the performance of any other Person (other than a wholly owned subsidiary of any Acquired Company) or (y) the whole or any part of the Indebtedness or liabilities of any other Person (other than a wholly owned subsidiary of any Acquired Company);

(ix)          any Collective Bargaining Agreement;

(x)           any Contract that contains any power of attorney authorizing the incurrence of an obligation on the part of any Acquired Company;

(xi)          any Contract that creates any partnership or joint venture or relates to the acquisition, issuance or transfer of any securities;

(xii)         any Contract that limits or restricts (x) where any Acquired Company may conduct business, (y) the type or line of business (current or future) in which any Acquired Company may engage or (z) any acquisition of assets or stock (tangible or intangible) by any Acquired Company;

(xiii)        any Contract that relates to the borrowing or lending of money;

(xiv)        any Contract that grants any Person an option or a right of first refusal, right of first offer or similar preferential right to purchase or acquire any equity interest in, or assets of, any Acquired Company;

(xv)         any Contract involving the purchase or sale of Real Property that has not closed as of the date hereof;

(xvi)        any Contract entered into after January 1, 2013 relating to the acquisition or disposition of any material portion of the Business (whether by merger, sale of stock, sale of assets or otherwise);

(xvii)       any Contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $100,000;

(xviii)      any Contract involving compensation to any Station Employee, or independent contractor or consultant engaged to perform services to the Business in excess of $100,000 per year (provided, however, that for purposes of this Section 3.8(a)(xviii), the term Contract shall not include at-will Contracts or Contracts that can be terminated upon 30 days’ notice without penalty or additional payment);

(xix)        any Contract with a Governmental Entity (other than ordinary course Contracts with Governmental Entities as a customer) which imposes any material obligation or restriction on an Acquired Company; and

(xx)         any Contract relating to the use of a Station’s digital bit stream other than in connection with broadcast television services.

The contracts, agreements and leases required to be disclosed pursuant to this Section 3.8(a) are collectively referred to herein as the “Material Contracts”.

(b)           Each of the Material Contracts is in full force and effect and is binding and enforceable upon the Acquired Companies and, to Sellers’ knowledge, the other parties thereto, subject in each case to the Enforceability Exceptions.  The Acquired Companies have performed their obligations under each of the Material Contracts in all material respects and are not in material default thereunder, and to Sellers’ knowledge, no other party to any of the Material Contracts is in default thereunder in any material respect.

3.9.         Environmental.  Except as set forth on Schedule 3.9, and except as would not reasonably be expected to result in the owner or operator of the Stations or the Real Property incurring liability under any applicable Environmental Law (a) to Sellers’ knowledge, each Acquired Company is and has been in compliance with all Environmental Laws applicable to the Stations and the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all Permits, licenses or other authorizations required by Environmental Law and (b) no Actions are pending or, to Sellers’ knowledge, threatened against Sellers, any Acquired Company, the Stations or the Real Property alleging a violation of or liability under Environmental Laws.  To Sellers’ knowledge, no conditions exist at the Stations or any Real Property that would reasonably be expected to result in the owner or operator of the Stations or the Real Property incurring liability under Environmental Laws.  Sellers have made available to Buyer copies or summaries of all current material non-privileged environmental assessments, audits, investigations or other similar environmental reports relating to the Stations or the Real Property that are in the possession, custody or control of Sellers or the Acquired Companies.  To Sellers’ knowledge, there have been no Releases of Hazardous Materials at, from, to, on or under any Owned Real Property that give rise to an affirmative reporting or cleanup obligation under Environmental Law.  There are no underground storage tanks at the Owned Real Property and no Acquired Company utilizes any underground storage tanks at the Real Property subject to the Real Property Leases.

3.10.       Intangible Property.  Schedule 3.10 contains a description of all material Intellectual Property that is owned by or licensed to the Acquired Companies or is registered or the subject of an application for registration with the U.S. Patent and Trademark Office (or any equivalent foreign office) (collectively, the “Intangible Property”).  Except as set forth on Schedule 3.10, (i)  to Sellers’ knowledge, the Acquired Companies’ use of the Intangible Property does not infringe upon any third party’s Intellectual Property in any material respect, (ii) to Sellers’ knowledge, none of the Intangible Property is being infringed or misappropriated by any third party, (iii) no Intangible Property is the subject of any pending or, to Sellers’ knowledge, threatened Action claiming infringement of any third party’s Intellectual Property and (iv) in the past three (3) years, neither Sellers nor any Acquired Company has received any written claim asserting that its use of any Intangible Property is unauthorized or violates or infringes upon the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intangible Property.  To Sellers’ knowledge, the Acquired Companies are the owners of or have the valid right to use the Intangible Property free and clear of Liens, other than Permitted Liens, in the applicable jurisdictions in which such Intangible Property is currently being used.

3.11.       Employees; Labor Matters; Employee Benefit Plans.

(a)           Except as set forth on Schedule 3.11(a), each Acquired Company has complied in all material respects with all labor and employment Laws, including those which relate to wages, hours, terms and conditions of employment, discrimination in employment and collective bargaining, equal opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation, occupational health and safety and the collection and payment of withholding.  Except as set forth on Schedule 3.11(a), as of the date hereof and since January 1, 2012, there has been no unfair labor practice charge against any Acquired Company pending or, to Sellers’ knowledge, threatened before the National Labor Relations

Board, any state labor relations board or any court or tribunal, nor has any written complaint pertaining to any such charge or potential charge been delivered to Sellers or any Acquired Company.  Except as set forth on Schedule 3.11(a), there is no strike, dispute, request for representation, slowdown or stoppage pending or, to Sellers’ knowledge, threatened in respect of any Acquired Company.  Other than the collective bargaining agreements set forth on Schedule 3.11(a) (the “Collective Bargaining Agreements”), no Acquired Company is a party to any collective bargaining, union or similar agreement with respect to its respective Station Employees, and to Sellers’ knowledge, other than the labor union parties to the Collective Bargaining Agreements, no union represents or claims to represent or is attempting to organize such Station Employees.  The Acquired Company’s classification of each of its employees as exempt or nonexempt has been made in accordance with Law in all material respects.

(b)           Sellers have made available to Buyer a list, dated as of no earlier than June 30, 2013, of all Station Employees, including the names, current rate of compensation, employment status (i.e., active, disabled, on authorized leave), department, title, whether covered by a collective bargaining agreement and whether full-time or part-time.  Such list, redacted to delete current rate of compensation, is attached as Schedule 3.11(b).

(c)           Schedule 3.11(c) contains a list setting forth each employee benefit plan, program or arrangement currently sponsored, maintained or contributed to by any Acquired Company or any ERISA Affiliate, or with respect to which an Acquired Company or any ERISA Affiliate has or may have any actual or contingent liability or obligation (including any such obligations under any terminated plan or arrangement), including employee benefit plans, as defined in Section 3(3) of ERISA, Multiemployer Plans, deferred compensation plans, stock option or other equity compensation plans, stock purchase plans, phantom stock plans, bonus plans, fringe benefit plans, life, health, dental, vision, hospitalization, disability and other insurance plans, employee assistance program, severance or termination pay plans and policies, and sick pay and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA.  Each and every such plan, program, agreement or arrangement is hereinafter referred to as an “Employee Plan”.  With respect to each Employee Plan, Sellers have provided or made available to Buyer the following (i) copies of all written Employee Plans (including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments relating thereto), and in the case of any Employee Plan that is not in written form, an accurate description of all material terms, (ii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and the most recent actuarial report (to the extent applicable), (iii) the current summary plan description, if any exists, (iv) the most recent determination letter from the IRS, if any, with respect to each such Employee Plan which is intended to qualify under Section 401(a) of the Code, (v) all material correspondence from the IRS or the Department of Labor, and (vi) copies of non-discrimination testing results for the three most recent plan years.  As of the Closing, the Station Employees shall cease to be eligible to participate in all Employee Plans.

(d)           Except as set forth on Schedule 3.11(d), with respect to each Employee Plan:  (i) each has been established and is being operated in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) no Actions or disputes are pending, or to Sellers’ knowledge, threatened that, if successful, would reasonably be expected to result in aggregate liability to all Acquired Companies of $150,000 or more; (iii)

no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, Action, audit, review, or other proceeding; (v) all premiums, contributions, or other payments required to have been made by Law or under the terms of any Employee Plan or any Contract or agreement relating thereto as of the Closing Date have been made; (vi) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant have been duly and timely filed or distributed; (vii) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (viii) there have been no acts or omissions by the Acquired Companies or any ERISA Affiliate that have given or could give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable Law, for which any Acquired Company or any ERISA Affiliate may be liable.

(e)           No Employee Plan provides for any payment by the Acquired Companies that would result in the payment of any compensation or other payments that would not be deductible under the terms of Section 280G of the Code after giving effect to the transactions contemplated hereby.

(f)            Except as set forth on Schedule 3.11(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall:  (i) result in the acceleration of the time of payment or vesting or creation of any rights of any current or former employee, manager, director or consultant to compensation or benefits under any Employee Plan or otherwise that would be payable by any Acquired Company or Buyer; (ii) result in any payment becoming due, or increase the amount of any compensation due, in each case, from any Acquired Company or Buyer to any current or former employee, manager, director or consultant of the Acquired Companies; or (iii) increase any benefits otherwise payable under any Employee Plan.

(g)           Except as set forth on Schedule 3.11(g), (i) none of the Acquired Companies contributes to or is required to contribute, or has any liability or obligation, to any Multiemployer Plan, and (ii) no Employee Plan is (w) subject to Section 412 of the Code or Title IV of ERISA, (x) is a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (y) is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, or (z) provides group health or death benefits following termination of employment, other than to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or by a comparable state Law (“COBRA”).  With respect to any Multiemployer Plans set forth on Schedule 3.11(g):  (A) all contributions required to be made with respect to employees of the Acquired Companies have been timely paid; (B) the Acquired Companies have not incurred and is not expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (C) neither the Acquired Companies nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability against any of them; (D) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan nor any such plan is or reasonably expected to be “at-risk” under Section 430 of the Code; and (E) neither the Acquired Companies nor any ERISA Affiliate has any actual or contingent liability under Section 4204 of ERISA.

(h)           With respect to each Employee Plan intended to qualify under Section 401(a) of the Code:  (i) the IRS has issued a favorable determination letter or opinion letter or advisory letter (copies of which have been provided to Buyer) upon which the Acquired Companies are entitled to rely under IRS pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal Income Tax under Section 501(a) of the Code; and (ii) no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter, opinion letter or advisory letter, or application therefor, in any respect which would adversely affect its qualification, or materially increase its costs.

(i)            Each Employee Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance, in both form and operation, with the provisions of Section 409A of the Code and the treasury regulations and other generally applicable guidance published by the IRS thereunder, and, to the extent not inconsistent therewith, the Employee Plan’s terms.  None of the Acquired Companies is a party to, or otherwise obligated under, any Employee Plan or otherwise, which provides for a gross up of Taxes imposed by Section 409A of the Code.

3.12.       Insurance.  Schedule 3.12 lists (a) all insurance policies maintained by Sellers or the Acquired Companies covering the Acquired Companies, the Stations or the Business and (b) the premiums and coverages of such policies as of the date of this Agreement.  All such policies are (and will remain until the Effective Time) in full force and effect.  There is no material claim pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and neither Sellers nor any Acquired Company has received any written threatened termination of any of such insurance policies.

3.13.       Compliance with Law; Permits.  Subject to Section 3.4 and Schedule 3.4(a) with respect to the FCC Licenses, and except as set forth on Schedule 3.13, (a) the Acquired Companies have complied in all material respects with all Laws and all decrees, judgments and orders of any Governmental Entity and (b) there are no Actions (exclusive of investigations by or before the FCC) pending or, to Sellers’ knowledge, threatened against any Acquired Company, except for those affecting the television broadcast industry generally.  Except as set forth on Schedule 3.13, (i) the Acquired Companies hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the conduct of the Business as currently conducted (collectively, the “Permits”), (ii) all such Permits are valid and in full force and effect and (iii) the Acquired Companies are in material compliance with the terms of all Permits.  To Sellers’ knowledge, there is no Action pending or, to Sellers’ knowledge, threatened regarding the suspension, revocation, or cancellation of any Permits.

3.14.       Litigation.  Except as set forth on Schedule 3.14, as of the date hereof, there is no Action pending or, to Sellers’ knowledge, threatened against the Acquired Companies (a) that would reasonably be expected to result in aggregate damages to all of the Acquired Companies in excess of $250,000 or (b) which would reasonably be expected to affect Sellers’ ability to perform their obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.15.       Financial Statements.  Schedule 3.15 sets forth copies of the following financial statements from Sellers’ internal reporting system relating solely to the Acquired Companies and the Business (such financial statements, collectively, the “Financial Statements”):  (a) the unaudited balance sheet and statement of operations as of and for the fiscal year ended September 30, 2012 and (b) the unaudited balance sheet and statement of operations as of and for the six (6) months ended March 31, 2013.  The Financial Statements have been derived from the books and records of Sellers and the Acquired Companies and fairly present, in all material respects, the financial position and results of operations of the Acquired Companies as of the dates thereof and for the periods indicated therein in conformity with GAAP (except insofar as such unaudited Financial Statements may omit footnotes and may be subject to potential year-end adjustments that are not expected, either individually or in the aggregate, to be material).

3.16.       No Undisclosed Liabilities.  Except as set forth on Schedule 3.16, the Acquired Companies have no liabilities or obligations of any kind or nature, whether known or unknown, absolute or contingent, accrued or unaccrued which would be required to be disclosed on a balance sheet prepared in accordance with GAAP or the notes thereto, except for liabilities which are (a) reflected or reserved for in the Financial Statements, (b) included in the calculation of the Net Working Capital Amount, (c) current liabilities incurred in the ordinary course of business since the Balance Sheet Date, (d) contractual and similar liabilities incurred in the ordinary course of business and not required to be disclosed on a balance sheet prepared in accordance with GAAP or the notes thereto, (e) liabilities arising under applicable Law and not required to be disclosed on a balance sheet prepared in accordance with GAAP or the notes thereto, or (f) contemplated by this Agreement.

3.17.       Absence of Changes.  Since the Balance Sheet Date, there have not been any events, changes or occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect.  Since the Balance Sheet Date, the Acquired Companies and the Stations have been operated in all material respects in the ordinary course of business consistent with past practice and there has not been in respect of the Business any damage, destruction or loss, whether or not covered by insurance, with respect to any of its property and assets having a replacement cost of more than $100,000 per Market, in each case, which damage, destruction or loss has not been (or, as of the Closing Date, will not be) remedied.

3.18.      No Brokers.  Except for the services of Moelis & Company to Sellers, for which the applicable fee shall be paid by Sellers, no broker, investment banker, financial advisor or other third party has been employed or retained by Sellers in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or the Acquired Companies.

3.19.       Related Party Transactions.  Except as set forth on Schedule 3.19 and other than employment arrangements, the Acquired Companies are not currently party to any material Contract with any Affiliate of Sellers or any member, manager, director, officer or employee of any Acquired Company, Sellers or any Affiliate of Sellers (collectively, “Related Party Transactions”).

3.20.       All Assets.  Except as set forth on Schedule 3.20 and after giving effect to the Restructuring, Buyer, upon the Closing, will acquire all right, title and interest in and to all assets (including all Real Property) used or held for use in the Business, and such assets will constitute all the assets owned, leased or licensed by Sellers, the Acquired Companies or any Affiliate of Sellers and used or held for use in the Business.

ARTICLE 4
BUYER REPRESENTATIONS AND WARRANTIES

Buyer hereby makes the following representations and warranties to Sellers as of the date hereof and as of the Closing:

4.1.         Organization.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

4.2.         Authorization.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer has been duly authorized and approved by all necessary corporate action of Buyer and its directors, officers and stockholders and does not require any further authorization or consent of Buyer or its directors, officers or stockholders.  This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, valid and binding agreements of Buyer, enforceable in accordance with their terms, except in each case as such enforceability may be limited by the Enforceability Exceptions.

4.3.         No Conflicts.  Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby or thereby does not and will not, with or without notice or the passage of time (a) violate the Organizational Documents of Buyer, (b) violate in any material respect, or result in the creation of any Lien (other than any Permitted Lien) under, any law, judgment, order, or decree to which Buyer or its assets are subject, (c) result in a material breach of, or event of default or the creation of any Lien (other than any Permitted Lien) under, any lease, contract or agreement to which Buyer is a party or to which its assets are subject or (d) require the consent or approval of, or a filing by Buyer with, any Governmental Entity.

4.4.         Litigation.  There is no Action pending or, to Buyer’s knowledge, threatened against Buyer which would reasonably be expected to adversely affect Buyer’s ability to perform its obligations under this Agreement or the Buyer Ancillary Agreements or otherwise impede, prevent or materially delay the consummation of the transactions contemplated hereby or thereby.

4.5.         Qualification.

(a)           Except as set forth on Schedule 4.5, Buyer is legally, financially and otherwise qualified to acquire the Equity Interests and to own the Acquired Companies and to control and operate the Broadcast Stations under the Communications Laws, including the provisions relating to media ownership and attribution, foreign ownership and control and character qualifications, and, except as set forth on Schedule 4.5, there are no facts or circumstances that would, under the Communications Laws and the existing procedures of the FCC, disqualify Buyer as the owner and operator of the Broadcast Stations or as the transferee of control of the Acquired Companies and the FCC Licenses.

(b)           Except as set forth on Schedule 4.5, no waiver of or exemption from any provision of the Communications Laws and policies of the FCC is necessary for the FCC Consent to be obtained; and, except as set forth on Schedule 4.5, there are no facts or circumstances that might reasonably be expected to (i) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Buyer, (ii) materially delay obtaining the FCC Consent or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

4.6.         Projections and Other Information.  Buyer acknowledges that, with respect to any estimates, projections, forecasts, business plans, budget information and similar documentation or information relating to the Acquired Companies, the Stations, the Business and the transactions contemplated hereby that Buyer has received from Sellers, any Acquired Company or any of their respective Affiliates or advisors and that is not expressly set forth in this Agreement, (a) Buyer is not relying on such documentation in making its determination with respect to signing this Agreement or completing the transactions contemplated hereby, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Buyer is familiar with such uncertainties, (d) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it and (e) Buyer does not have, and will not assert, any claim against Sellers, the Acquired Companies, their respective Affiliates or any of its or any of their respective directors, officers, members, managers, employees, Affiliates or representatives, or hold Sellers, the Acquired Companies or any such Persons liable, with respect thereto.  Buyer represents and warrants that none of Sellers, the Acquired Companies nor any of their respective Affiliates, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies, the Stations, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement.  None of Sellers, the Acquired Companies, any of their respective Affiliates nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Sellers or the

Acquired Companies relating to the Acquired Companies or other publications or data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the transactions contemplated hereby.  Notwithstanding anything herein to the contrary, nothing in this Section 4.6 will in any way limit Buyer’s rights (including under Section 8.1(a) and Article 10) with respect to the representations and warranties of Sellers in Article 3.

4.7.         Sufficient Funds.  Buyer currently has or has the ability to obtain, and will have as of the Closing Date, sufficient funds available to pay the Purchase Price in full.

4.8.         No Brokers.  No broker, investment banker, financial advisor or other third party has been employed or retained by Buyer in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE 5
CERTAIN COVENANTS

5.1.         Sellers’ Covenants.  Between the date hereof and the Closing, except as (a) set forth in this Agreement, (b) contemplated by the applicable subsection of Schedule 5.1, or (c) required by applicable Law or the regulations or requirements of any regulatory organization applicable to Sellers or the Acquired Companies, as the case may be, unless Buyer otherwise consents in writing (which request for consent shall, notwithstanding the provisions of Section 12.4, be directed to and promptly considered in accordance with the terms and conditions of this Section 5.1 by the Buyer Principal Liaisons and which consent shall (i) not be unreasonably withheld, conditioned or delayed in the case of clauses (c), (e), (f), (g), (h), (i), (j), (k), (m), (o), (p), (s), (t), (v), (w) or (y), and (ii) which may otherwise be withheld in Buyer’s sole discretion, Sellers shall cause the Acquired Companies to, and the Acquired Companies shall:

(a)           operate in the ordinary course and in all material respects in accordance with the Communications Laws, the FCC Licenses and with all other applicable Laws;

(b)           not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take any action that would cause the FCC or any other Governmental Entity to institute proceedings (other than proceedings of general applicability) for the suspension, revocation or adverse modification of any of the FCC Licenses listed on Schedule 3.4(a);

(c)           other than in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets, not (i) sell, lease, license or dispose of or agree to sell, lease, license or dispose of any material assets unless replaced with similar items of substantially equal or greater value and utility or (ii) create, assume or permit to exist any Liens upon their assets, except for Permitted Liens;

(d)           not dissolve, liquidate, merge or consolidate with any other entity;

(e)           maintain, repair and replace the Tangible Personal Property, including any Tangible Personal Property which has been damaged prior to Closing, and maintain, repair and replace the Real Property, including any improvements thereon, which has been damaged prior to Closing, in each case in the ordinary course of business;

(f)            not cause, permit or propose any material amendments to the Organizational Documents (in each case, as applicable) of any of the Acquired Companies;

(g)           (i) upon reasonable written advance notice, give Buyer and its representatives reasonable access at reasonable, mutually agreed-upon times during normal business hours to the Stations, and furnish Buyer with information relating to the business and operations of the Acquired Companies and the Business that Buyer may reasonably request, provided, however, that such access rights shall not be exercised in a manner that interferes with the business and operations of the Acquired Companies or the Business and (ii) otherwise provide such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the business and operations of the Acquired Companies and the Business, including facilities, operations and applicable data, to Buyer upon and effective as of the Effective Time;

(h)           except as otherwise required by Law, not enter into, renew or renegotiate any employment agreement with a Station Employee providing for annual compensation in excess of $100,000, any severance agreement or any labor, or union agreement or plan, including any Collective Bargaining Agreement, that will be binding upon Buyer or any Acquired Company after the Closing;

(i)            not hire or terminate the employment of any Station general manager or any other Station Employee with annual aggregate non-equity compensation, including target bonuses, in excess of $100,000, excluding any terminations for “cause” as reasonably determined by Sellers;

(j)            except in the ordinary course of business or in connection with the Acquired Companies’ obligations with respect to Union Station Employees, not (i) materially increase the compensation or benefits payable to any Station Employee (except for performance and stay bonuses and other compensation to be paid pursuant to Section 2.2(b) as Company Transaction Costs in connection with the consummation of the transactions contemplated by this Agreement), or (ii) modify any severance policy applicable to any Station Employee that would result in any material increase in the amount of severance payable to any such Station Employee (or would materially expand the circumstances in which such severance is payable);

(k)           not incur any indebtedness for borrowed money (other than ordinary course trade payables or ordinary course draw-downs under any revolving credit facilities maintained by Sellers or the Acquired Companies as of the date hereof) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of any Acquired Company;

(l)            use commercially reasonable efforts to maintain the Stations’ MVPD carriage existing as of the date of this Agreement;

(m)                             except for agreements and contracts which can be terminated by the Acquired Companies without penalty upon notice of ninety (90) days or less, not (i) enter into any agreement or contract that would have been a Material Contract were an Acquired Company a party or subject thereto on the date of this Agreement unless such agreement or contract (x) is entered into in the ordinary course of business and (y) does not involve payments by any Acquired Company of greater than $250,000 during any twelve (12) month period, (ii) amend in any material respect any Material Contract unless such amendment (x) is effected in the ordinary course of business and (y) does not increase the amount of payments to be made by any Acquired Company during any twelve (12) month period by $250,000 or more or (iii) terminate or waive any material right under any Material Contract other than in the ordinary course of business (excluding the expiration of any Material Contract in accordance with its terms) (it being understood that if any such entry into, or amendment or termination of any such agreement or contract is permitted pursuant to this Section 5.1(m) as a result of the references to acts taken in the ordinary course of business, but such action would otherwise be prohibited by any other provision of this Section 5.1, then this Section 5.1(m) shall not be interpreted to permit such action without the prior written consent of Buyer as contemplated hereby);

(n)                                 not enter into any Contract constituting a Sharing Agreement with respect to any Broadcast Station;

(o)                                 not change any accounting practices, procedures or methods (except for any change required under GAAP or applicable law) or maintain its books and records, in each case in a manner other than in the ordinary course of business;

(p)                                 not make any acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party;

(q)                                 maintain its qualifications to maintain the FCC Licenses with respect to each Broadcast Station and not take any action that will materially impair such FCC Licenses or such qualifications;

(r)                                    promote the programming of the Stations (both on-air and using third party media) in the ordinary course of business, taking into account inventory availability;

(s)                                   not adopt, enter into or become bound by any new Employee Plan or amend, modify or terminate any Employee Plan, except (i) to comply with applicable Law, (ii) in the ordinary course of business consistent with past practices without any additional post-Closing material liability to the Acquired Companies or (iii) as otherwise contemplated by this Agreement;

(t)                                    keep in full force and effect the material insurance policies set forth on Schedule 3.12 (or other insurance policies comparable in amount and scope);

(u)                                 not (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant, of any Equity Interests or other equity interests in the Acquired Companies or any securities convertible into or exchangeable for or entitling the holder thereof to purchase or receive any Equity Interests or other equity interests in the Acquired Companies, (ii) split, combine or reclassify any Equity Interests or other equity interests in the

Acquired Companies, (iii) issue or sell any additional interests of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Equity Interests or other equity interests in the Acquired Companies, or (iv) redeem, purchase or otherwise acquire directly or indirectly any outstanding Equity Interests or other equity interests in the Acquired Companies; provided that nothing herein shall prohibit the Acquired Companies from making cash distributions or dividends to its equity holders;

(v)                                 except as set forth on Schedule 5.1(v), not make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions on its Income Tax Returns, or the classifications of its existing property and assets, for any taxable period ending on or after September 30, 2012, in each case, to the extent such action would reasonably be expected to materially and adversely affect Buyer or the Acquired Companies after the Closing;

(w)                               not (i) enter into or agree or commit to enter into any new Tradeout Agreement relating to a specific Station with a value in excess of $40,000 per Station, and, $200,000 in the aggregate, prior to Closing that will not be fully performed prior to the Closing or (ii) make any guarantee of commercial ratings other than in the ordinary course of business consistent with past practice.

(x)                                 (i) utilize the Program Rights only in the ordinary course of business consistent with past practice and (ii) not sell or otherwise dispose of any such Program Rights;

(y)                                 not extend credit to advertisers other than in the ordinary course of business consistent with past practice;

(z)                                  timely make retransmission consent elections with all MVPDs located in or serving the Stations’ Markets; and

(aa)                          not agree, commit or resolve to take any actions inconsistent with the foregoing.

5.2.                            Control and Maintenance of Qualification.

(a)                                 Notwithstanding any other provision set forth in this Agreement, including any provision of this Article 5, Buyer shall not, directly or indirectly, control, supervise or direct the business or operations of the Acquired Companies or the Broadcast Stations prior to the Closing.  Consistent with the Communications Laws, prior to the Closing, control, supervision and direction of the Acquired Companies and the Broadcast Stations prior to the Closing shall remain the responsibility of Sellers as the corporate parents, as applicable, of the Acquired Companies holding the respective FCC Licenses.

(b)                                 Except to the extent set forth on Schedule 4.5 or Schedule 2.7(f), Buyer shall remain qualified under the Communications Laws to be the transferee of control of the Acquired Companies and to become the licensee of the Broadcast Stations as contemplated upon the Closing.  Except as set forth in Schedule 4.5 or Schedule 2.7(f), Buyer shall not enter into or commit to become a party to any Sharing Arrangement with respect to a broadcast television station in any Market of a Broadcast Station.

5.3.                            Restructuring.  Prior to the Closing Date, Sellers shall, and shall cause the Acquired Parent Companies to, effect and consummate the Restructuring.

5.4.                            Non-Duplication Letters.  Prior to the Closing, Sellers shall use their commercially reasonable efforts to obtain and deliver to Buyer non-duplication letters from each MVPD having 10,000 or more subscribers in a Station’s Market.

ARTICLE 6

JOINT COVENANTS

Buyer and Sellers hereby covenant and agree as follows:

6.1.                            Confidentiality.  Sellers (or an Affiliate of Sellers) and Buyer (or an Affiliate of Buyer) are parties to a nondisclosure agreement (the “NDA”) with respect to Sellers and the Acquired Companies.  To the extent not already a direct party thereto, each of Sellers and Buyer hereby assumes the NDA and agrees to be bound by the provisions thereof.  Without limiting the terms of the NDA or expanding the obligations thereunder, subject to the requirements of applicable law, all non-public information regarding Sellers, the Acquired Companies, their respective Affiliates and their businesses and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including all financial information provided by Sellers or the Acquired Companies to Buyer) shall be confidential and shall not be disclosed to any other Person, except Buyer’s representatives and lenders for the purpose of consummating the transactions contemplated by this Agreement.

6.2.                            Announcements.  No party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by Law or any rule or regulation of any securities exchange upon which the securities of such party are listed or traded, in which case such party shall give advance notice to the other, and except that the parties shall cooperate to make a mutually agreeable announcement.

6.3.                            Consents.  Sellers shall use commercially reasonable efforts to obtain (a) any third party consents required under any Material Contract in connection with the consummation of the transactions contemplated by this Agreement (which shall not require any payment to any such third party) and (b) customary estoppel certificates reasonably acceptable to Buyer under the Real Property Leases listed on Schedule 6.3(b), which shall include each Real Property Lease for a Station’s studio or Tower Lease for a Station’s primary tower or other material tower; provided, however, that the parties acknowledge and agree that such third party consents or estoppel certificates are not conditions to Closing, except for those certain third party consents set forth on Schedule 6.3(a) (the “Required Consents”).

6.4.                            Employees; Employee Plans.

(a)                                 Schedule 6.4(a)(1) sets forth a list as of the date hereof (which Sellers shall update as of a reasonable time prior to the Closing) showing employee names, positions and status for all employees of the Acquired Companies (the “Station Employees”), it being understood that any employee of an Acquired Company whose employment responsibilities relate primarily and substantially to the corporate operations of such Acquired Company or to any Non-Business Subsidiary shall not be deemed a Station Employee for any purpose hereunder.  Each such non-Station Employee is listed on Schedule 6.4(a)(2) which also lists such Person’s title.  None of the Persons listed on Schedule 6.4(a)(2) as non-Station Employees will be an employee of an Acquired Company as of the Closing.

(b)                                 So long as a Non-Union Station Employee is employed by Buyer, Buyer shall provide each Non-Union Station Employee who does not have an employment agreement with the Acquired Companies employee benefits, compensation and severance that are no less favorable to the employee benefits, compensation and severance provided to similarly situated employees of Buyer, provided that, except to the extent included in determining the Net Working Capital Amount or as required by Law, Buyer shall not be obligated to provide credit for past accrued but unused time with respect to sick, personal or vacation leave.  To the extent permitted by Law and notwithstanding anything herein to the contrary, Buyer shall give Non-Union Station Employees full credit for purposes of eligibility waiting periods and vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan) under the employee benefit plans or arrangements or severance practices maintained by the Buyer or its Affiliates in which such Non-Union Station Employees participate for such Non-Union Station Employees’ service with the Acquired Companies.

(c)                                  Notwithstanding anything to the contrary in this Section 6.4, the parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Buyer, Sellers or any of their respective Affiliates on the one hand and any Station Employee on the other hand, and no Station Employee may rely on this Agreement as the basis for any breach of contract claim against Buyer, Sellers or any Acquired Company, (ii) nothing in this Agreement shall be deemed or construed to require any Acquired Company to employ any particular Station Employee for any period after the Closing, and (iii) nothing in this Agreement shall be deemed or construed to limit the Acquired Companies’ rights to terminate the employment of any Station Employee during any period prior to or after the Closing Date.

(d)                                 Schedule 6.4(a) separately identifies each Station Employee who is represented by a labor union (“Union Station Employees”) as of the date hereof (as may subsequently be updated by Sellers pursuant to Section 6.4(a)).  Buyer shall recognize each labor union as the exclusive representative of the specific group of Station Employees that such labor union represents pursuant to the Collective Bargaining Agreement to which it is a party.  Buyer shall assume and thereafter fully satisfy and perform all liabilities, commitments and other obligations set forth in Collective Bargaining Agreements, including all terms and conditions of employment incorporated therein, and any bargaining obligations, contribution requirements and payment requirements arising under the Collective Bargaining Agreements themselves and/or any Taft-Hartley or other collectively bargained benefit plans set forth in Schedule 3.11(a) and 3.11(b), from and after Closing.  Without limiting the generality of the foregoing, Buyer shall provide to those Union Station Employees who are presently covered by the same Employee Plans as the Non-Union Station Employees the same employee benefits, compensation, severance and credit for purposes of eligibility waiting periods and vesting and benefit accrual provided to the Non-Union Station Employees pursuant to Section 6.4(b).

(e)                                  Prior to the Closing Date, Sellers and Acquired Companies will take the actions set forth on Schedule 6.4(e) with respect to the spin-off of certain Employee Plans (or assets relating thereto) maintained or sponsored by Sellers, the Acquired Companies or any of their respective Affiliates, in each case to become effective immediately prior to the Effective Time.

6.5.                            Access to and Retention of Records.  Subject to Section 11.7, from and after the Closing Date, Buyer shall, or shall cause the Acquired Companies preserve, in accordance with Buyer’s normal document retention procedures and practices, all books and records of the Acquired Companies and shall provide Sellers a reasonable opportunity to access and obtain copies, at Sellers’ expense, of any such books and records.  In addition to the foregoing, from and after the Closing, Buyer shall afford to Sellers, and their counsel, accountants, and other authorized agents and representatives, at Sellers’ expense, during normal business hours, reasonable access to the employees, books, records and other data relating to the Business or the Acquired Companies in its possession with respect to the periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Sellers (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Sellers, (b) for the preparation of Tax Returns and audits and (c) for any other reasonable and proper business purpose, provided in each case that such access does not unreasonably disrupt the Business or the business and operations of Buyer or the Acquired Companies.

6.6.                            Cooperation.  Buyer shall use commercially reasonable efforts to cooperate with Sellers to release any Liens applicable to the Acquired Companies.  Buyer acknowledges that Sellers may use a portion of the proceeds from the Purchase Price for the repayment of Indebtedness associated with any such Liens.

6.7.                            Transition Arrangements.  As set forth on Schedule 6.7, for a period of up to nine (9) months following the Closing Date, (a) Buyer and the Acquired Companies will permit Sellers and their Affiliates to continue to occupy facilities owned or leased by the Acquired Companies, in each case (i) to the same extent to which Sellers and their Affiliates occupy such facilities as of the date hereof and (ii) subject to payment of an agreed-upon rental amount and cost-sharing arrangement reflective of the allocated cost structures applicable to those arrangements maintained by Sellers and their Affiliates as of the date hereof with respect to such facilities and (b) unless terminated earlier by Buyer, Sellers and their Affiliates will continue to provide services to Buyer and the Acquired Companies to the same extent to which Sellers and their Affiliates provide such service to the Acquired Companies as of the date hereof, subject to the payment by Buyer and the Acquired Companies of an amount reflective of the allocated cost structures applicable to those arrangements maintained by Sellers and their Affiliates as of the date hereof.

6.8.                            Interim Reports.  Within forty-five (45) days after the end of each calendar month during the period from the Balance Sheet Date through the Closing, Sellers shall provide to Buyer, with respect to the Acquired Companies, the unaudited balance sheet as of the end of such month and the related combined unaudited statement of operations for such month ended of the Acquired Companies.  Such reports shall be prepared on the same basis as the Financial Statements.  Sellers shall also provide to Buyer weekly pacing reports for each of the Stations promptly following the end of each week during the period from the date hereof through the Closing.

6.9.                            Fulfillment of Conditions.  Without limiting any other obligation of a party expressly set forth herein, Sellers shall use their commercially reasonable efforts to satisfy each of the conditions to the Closing of Buyer set forth in Article 8 (Buyer Closing Conditions), and Buyer shall use its commercially reasonable efforts to satisfy each of the conditions to the Closing of Sellers set forth in Article 7 (Seller Closing Conditions), and each of the parties shall use its commercially reasonable efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement as promptly as practicable.

6.10.                     Title Commitments; Surveys.  Buyer shall have the responsibility to obtain, at its sole option and expense, (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Real Property that is leased pursuant to a Real Property Lease (collectively, the “Title Commitments”), and (b) an ALTA survey on each parcel of Real Property (the “Surveys”); provided, however, that Sellers shall provide Buyer with any existing Title Commitments and Surveys in its possession.  The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer directs.  Sellers shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys, provided that neither Sellers nor any Acquired Company shall be required to incur any cost, expense or other liability in connection therewith.  If the Title Commitments or Surveys reveal any Lien on the title other than Permitted Liens, Buyer shall notify Sellers in writing of such objectionable matter as soon as Buyer becomes aware that such matter is not a Permitted Lien, and Sellers agree to use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement.

6.11.                     No Negotiation.  Until the earlier of the Closing or such time as this Agreement shall be terminated pursuant to Section 12.1, Sellers, the Acquired Companies and their respective directors, officers, investment bankers and agents shall cease any discussions or negotiations with, and shall not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving the Equity Interests, the assets of the Acquired Companies or the Stations (other than in the ordinary course of business or as provided by this Agreement).

6.12.                     No-Hire.  During the period beginning on the date hereof and ending on the first (1st) anniversary of the Closing Date, neither Sellers nor any of their Affiliates will directly or indirectly, solicit to employ or hire any Station Employee, unless Buyer first terminates the employment of such employee, such employee voluntarily terminates without inducement by Sellers or their Affiliates or Buyer gives its written consent to such employment or offer of employment; provided, however, that Sellers shall be permitted to make a general solicitation for employment not targeted to any Station Employee and shall not be prohibited from employing any such employee pursuant to such a general solicitation.  The time period referred to in this

Section 6.12 shall be tolled on a day-for-day basis for each day during which any Sellers or their Affiliates participates in any activity in violation of this Section 6.12 so that the Sellers and their Affiliates shall be restricted from engaging in the conduct referred to in this Section 6.14 of this Agreement for the full period contemplated hereby.

6.13.                     Financial Statements.

(a)                                 Sellers shall deliver to Buyer on or before sixty (60) days after Closing, audited combined financial statements for the Acquired Companies, prepared in accordance with GAAP, for the years ended September 30, 2011, 2012 and 2013 as required by regulations of the Securities Exchange Commission.

(b)                                 Buyer and Sellers will reasonably cooperate with each other in connection with the preparation of the financial statements required pursuant to this Section 6.13 and Buyer further agrees that it will reasonably cooperate with Sellers, including by providing Sellers, after Closing, reasonable access to applicable books and records of the Acquired Companies, to reasonably enable Sellers to prepare combined financial statements for (i) the stub period from the day following the end of the most recent full calendar quarter prior to the Closing Date through the Closing Date and (ii) for the eight (8) calendar quarters that have ended prior to the Closing Date.

6.14.                     Cooperation in Litigation.  Buyer and Sellers shall (and shall cause their respective Subsidiaries to) reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim, litigation or other proceeding arising from or related to the conduct of the Business and involving one or more third parties.  The party requesting such cooperation shall pay the reasonable out-of-pocket expenses (excluding internal costs) incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its Affiliates and its and their officers, directors, employees and agents.

6.15.                     Termination of Related Party Transactions.  Except as set forth in Section 6.7, Sellers and the Acquired Companies shall terminate, without liability to the Acquired Companies, all Related Party Transactions prior to the Closing.

ARTICLE 7

SELLER CLOSING CONDITIONS

The obligations of Sellers to consummate the Closing hereunder shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by Sellers):

7.1.                            Representations and Covenants.

(a)                                 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing ((i) other than any representation or warranty that is expressly made as of a specified date, which need be true and correct in all material respects as of such specified date only and (ii) except for changes expressly contemplated by this Agreement); except where such failure has not resulted, and would not reasonably be expected to result, in a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Buyer Ancillary Documents, provided, however, that for purposes of this Section 7.1(a), all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b)                                 The covenants and agreements that by their terms are to be complied with and performed by Buyer at or prior to the Closing shall have been complied with or performed by Buyer in all material respects.

(c)                                  Sellers shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

7.2.                            Proceedings.  Neither Sellers nor Buyer shall be subject to any order or injunction from a Governmental Entity, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

7.3.                            FCC Authorization.  The FCC Consent shall have been granted and shall be in full force and effect, and except to the extent waived by Buyer in accordance with Section 2.6, shall have become a Final Order.

7.4.                            Hart Scott Rodino.  The HSR Clearance shall have been obtained.

7.5.                            Deliveries.  Buyer shall have complied with each of its obligations set forth in Section 9.2.

ARTICLE 8

BUYER CLOSING CONDITIONS

The obligations of Buyer to consummate the Closing hereunder shall be subject to satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by Buyer):

8.1.                            Representations and Covenants.

(a)                                 All representations and warranties of Sellers contained in this Agreement  shall be true and correct as of the date of this Agreement and at and as of the Closing ((i) other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only and (ii) except for changes expressly contemplated by this Agreement), except to the extent that the failure of the representations and warranties of Sellers contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of this Section 8.1(a), all materiality, “Material Adverse Effect” or similar qualifiers within such representations and warranties shall be disregarded.

(b)                                 The covenants and agreements that by their terms are to be complied with and performed by Sellers at or prior to the Closing shall have been complied with or performed by Sellers in all material respects.

(c)                                  Buyer shall have received a certificate dated as of the Closing Date from Sellers executed by an authorized officer or member of Sellers to the effect that the conditions set forth in Sections 8.1(a) and (b) have been satisfied.

8.2.                            Proceedings.  Neither Sellers nor Buyer shall be subject to any order or injunction from a Governmental Entity, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

8.3.                            FCC Authorization.  The FCC Consent shall have been granted and shall be in full force and effect, and except as set forth in Section 2.6, shall have become a Final Order.

8.4.                            Hart Scott Rodino.  The HSR Clearance shall have been obtained.

8.5.                            Restructuring.  Sellers and the Acquired Parent Companies, as applicable, shall have effected and consummated the transactions contemplated in connection with the Restructuring.

8.6.                            Deliveries.  Sellers shall have complied with each of their obligations set forth in Section 9.1.

8.7.                            Consents.  The Required Consents shall have been obtained and delivered to Buyer.

8.8.                            No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

ARTICLE 9

CLOSING DELIVERIES

9.1.                            Seller Documents.  At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(a)                                 a good standing certificate issued by the Secretary of State of each Seller’s and each Acquired Company’s jurisdiction of formation;

(b)                                 certified copies of all corporate or limited liability company resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(c)                                  the certificate described in Section 8.1(c);

(d)                                 certificates representing the Equity Interests, in each case duly endorsed or accompanied by duly executed stock powers for transfer to Buyer;

(e)                                  an affidavit of non-foreign status of each Seller that complies with Section 1445 of the Code in substantially the form attached hereto as Exhibit B;

(f)                                   the Unwind Agreement in accordance with Section 2.6, if applicable;

(g)                                  the Indemnity Escrow Agreement, duly executed by Sellers;

(h)                                 the Organizational Documents for each Seller and each of the Acquired Companies, certified as of a recent date by the Secretary of State of the applicable jurisdiction of organization;

(i)                                     mortgage discharges and UCC termination statements or other appropriate releases, which when filed will release and satisfy any and all Liens (other than Permitted Liens) relating to the Acquired Companies’ assets, the Equity Interests and the Business Subsidiary Equity Interest, together with proper authority to file such termination statements or other releases at and following the Closing; and

(j)                                    Reasonable evidence and documentation that the spin-off of specified Employee Plans has occurred.

9.2.                            Buyer Documents.  At the Closing, Buyer shall deliver or cause to be delivered to Sellers:

(a)                                 the Purchase Price in accordance with Section 2.2;

(b)                                 a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;

(c)                                  certified copies of all corporate or other resolutions necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(d)                                 the certificate described in Section 7.1(c);

(e)                                  the Unwind Agreement in accordance with Section 2.6, if applicable; and

(f)                                   the Indemnity Escrow Agreement, duly executed by Buyer.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1.                     Survival.  The representations, warranties and covenants in this Agreement and any agreements required to be performed prior to the Closing, including the Seller Ancillary Agreements and the Buyer Ancillary Agreements, shall survive the Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect (provided that (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (No Conflicts), Section 3.4 (Title to Equity Interests), Section 4.1 (Organization) and Section 4.2 (Authorization) shall survive the

Closing indefinitely, (ii) the representations and warranties in Section 3.9 (Environmental) shall survive for the statute of limitations plus sixty (60) days, and (iii) the covenants and agreements in this Agreement and the Ancillary Documents, to the extent to be performed after the Closing, including the indemnification obligations under this Article 10 and under Sections 11.1(a) and 11.1(b), shall survive the Closing until fully performed, whereupon they shall expire and be of no further force or effect), except that if within such period the Indemnified Party gives the Indemnifying Party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim, together with all related indemnification obligations of the applicable party hereto pursuant to this Article 10, shall survive until the earlier of resolution of such claim or expiration of the applicable statute of limitations.

10.2.                     Indemnification.

(a)                                 Subject to Section 10.2(b), from and after the Closing, Sellers, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates and each of their respective officers, directors, managers, employees and authorized agents (the “Buyer Indemnified Parties”) from and against any and all Damages incurred by the Buyer Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from:

(i)                                     any breach by Sellers of their representations and warranties made under this Agreement;

(ii)                                  any default by Sellers of any covenant or agreement set forth in this Agreement;

(iii)                               the matters described in Section 11.1(a), to the extent set forth therein;

(iv)                              fines or other liability related to any FCC matters required to be set forth on Schedule 3.4(b);

(v)                                 litigation relating to matters required to be set forth on Schedule 3.14; and

(vi)                              The operation of the Business and the Acquired Companies prior to Closing other than those items set forth in Sections 10.2(a)(iv) and (v).

(b)                                 Notwithstanding the foregoing or anything else herein to the contrary, after the Closing, (i) Sellers shall have no liability to the Buyer Indemnified Parties under Section 10.2(a) unless the sum of all Damages incurred by any of the Buyer Indemnified Parties with respect to Section 10.2(a) exceeds $500,000 (the “Deductible”), after which time Sellers will be liable for all Damages under Section 10.2(a) only in excess of the Deductible, and (ii) the maximum liability of Sellers under Section 10.2(a) as of any given time shall be an amount equal to the then-current balance of the Indemnity Escrow Fund, it being understood that in the event that the Indemnity Escrow Fund is insufficient to pay any Buyer Indemnified Party any amounts to which such Buyer Indemnified Party would otherwise be entitled pursuant to Section 10.2(a), the Buyer Indemnified Parties shall not be entitled to collect any remaining amounts not satisfied from the Indemnity Escrow Fund, and neither of the Sellers nor any of their respective Affiliates shall have any liability for any such deficiency, provided, however, that, in the event the Buyer Indemnified Parties suffer Damages arising out of or resulting from (A) Sellers’ breach of its representations and warranties set forth in Section 3.1 (Organization), 3.2 (Authorization), 3.3 (No Conflicts) or 3.4 (Title to Equity Interests), 3.9 (Environmental),  (B) the matters set forth in 10.2(a)(ii), (C) the matters set forth in Section 10.2(a)(iii), (D) the matters set forth in Section 10.2(a)(iv) and (E) the matters set forth in Section 10.2(a)(v), or (F) the matters set forth in Section 10.2(a)(vi), the Buyer Indemnified Parties shall be entitled, at their option, to seek recourse either from the Indemnity Escrow Fund or directly from Sellers, and any such claim for indemnification shall not be subject to either of clause (i) or clause (ii) of this Section 10.2(b), other than the representations in Section 3.9 (Environmental) and the matters set forth in Section 10.2(a)(vi) which shall be subject to clause (i) of this Section 10.2(b); provided, further, that the maximum aggregate amount recoverable by the Buyer Indemnified Parties from Sellers with respect to any such claims for indemnification as contemplated by the foregoing clauses (A) through (F) shall be an amount equal to the aggregate portion of the Purchase Price received by Sellers hereunder, minus the aggregate amount the Buyer Indemnified Parties have previously recovered from the Escrow Fund with respect thereto; provided, further, that there shall be no limitation on recovery for any claim for intentional fraud.  For purposes of this Article 10, solely for the purpose of calculating the amount of any Damages arising out of or resulting from any breach of any representation or warranty of Sellers contained in this Agreement (and not for determining the existence of any breach of any representation or warranty of Sellers contained in this Agreement), the representations and warranties of Sellers contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect.

(c)                                  From and after the Closing, Buyer shall indemnify and hold harmless each Seller, their respective Affiliates and each of their respective officers, directors, managers, employees and authorized agents (the “Seller Indemnified Parties”) from and against any and all Damages incurred by the Seller Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from

(i)                                     any breach by Buyer of its representations and warranties made under this Agreement;

(ii)                                  any default by Buyer of any covenant or agreement set forth in this Agreement;

(iii)                               the matters described in Section 11.1(b), to the extent set forth therein;

(iv)                              any withdrawal liability assessed against the Sellers or their Affiliates due to a withdrawal (as defined in ERISA Section 4201) from a multiemployer pension plan initiated by the Buyer that occurs after the Closing; or

(v)                                 the operation of Business and the Acquired Companies after the Closing.

(d)                                 Notwithstanding the foregoing or anything else herein to the contrary, after the Closing, (i) Buyer shall have no liability to the Seller Indemnified Parties under Section 10.2(c) unless the sum of all Damages incurred by any of the Seller Indemnified Parties with respect to Section 10.2(c) exceeds the Deductible, after which time Buyer will be liable for all Damages under Section 10.2(c) only in excess of the Deductible, and (ii) the maximum liability of Buyer under Section 10.2(c) as of any given time shall be an amount equal to $39,400,000; provided, however, that, in the event the Seller Indemnified Parties suffer Damages arising out of or resulting from (w) Buyer’s breach of its representations and warranties set forth in Section 4.1 (Organization) or 4.2 (Authorization), (x) the matters set forth in 10.2(c)(ii), (y) the matters set forth in Section 10.2(c)(iii) or (z) the matters set forth in Section 10.2(c)(iv), any such claim for indemnification shall not be subject to either of clause (i) or clause (ii) of this Section 10.2(d) provided, further, that the maximum aggregate amount recoverable by the Seller Indemnified Parties from Buyer with respect to any such claims for indemnification shall be an amount equal to Purchase Price; provided, further, that there shall be no limitation on recovery for any claim for intentional fraud.  For purposes of this Article 10, solely for the purpose of calculating the amount of any Damages arising out of or resulting from any breach of any representation or warranty of Buyer contained in this Agreement (and not for determining the existence of any breach of any representation or warranty of Buyer contained in this Agreement), the representations and warranties of Buyer contained in this Agreement shall be deemed to have been made without any qualifications as to materiality.

10.3.                     Procedures with Respect to Third Party Claims.

(a)                                 A party seeking indemnification under this Article 10 (each an “Indemnified Party”) shall give prompt written notice to the party from whom indemnification is sought (each an “Indemnifying Party”) of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the Indemnified Party’s rights or the Indemnifying Party’s obligations except to the extent the Indemnifying Party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby materially prejudiced and provided that such notice is given within the time period described in Section 10.1.

(b)                                 The Indemnifying Party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it.  In the event that the Indemnifying Party elects not to undertake such defense or opposition, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the Indemnifying Party’s cost, except that the Indemnified Party shall not, without the Indemnifying Party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the Indemnifying Party of a release from all liability in respect of such Claim.

(c)                                  Anything herein to the contrary notwithstanding:

(i)                                     the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii)                                  the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the Indemnified Party of a release from all liability in respect of such Claim; and

(iii)                               in the event that the Indemnifying Party undertakes defense of or opposition to any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate in good faith with respect to such Claim.

10.4.                     No Special Damages; Mitigation.  No Indemnifying Party shall be liable to any Indemnified Party for special, indirect, consequential, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of earnings.  Each party agrees to exercise its commercially reasonable efforts to mitigate any Damages in respect of any pending or threatened Claim; provided, however, that no party shall be required to use such efforts if they would be demonstrably detrimental in any material respect to such party.  In the event that an Indemnified Party shall fail to make such efforts to mitigate such Damages, then, notwithstanding anything to the contrary in this Agreement, the Indemnifying Party shall not be required to indemnify such Indemnified Party or any other Indemnified Party to the extent of any Damages that reasonably could have been avoided if such Indemnified Party or other Indemnified Party had made such efforts.

10.5.                     Offset.  The amount of any Damages indemnifiable by any Indemnifying Party to any Indemnified Party pursuant to this Article 10 will be reduced to reflect (a) the value of any net Tax benefit (whether monetary or otherwise) that is actually realized in the taxable year such Damages are incurred or the two succeeding taxable years, directly or indirectly, by the Indemnified Party as a result of such Damages and (b) any amount actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Damages.  The amount of any claims for indemnification under this Agreement shall be (i) determined without duplication of recovery by reason of any event giving rise to Damages constituting a breach of more than one representation, warranty, covenant or agreement and (ii) reduced if and to the extent the matter giving rise to the indemnification was taken into account in calculating the Final Adjustment Amount pursuant to Section 2.4.

10.6.                     Treatment of Indemnity Benefits.  All payments made by Sellers or Buyer, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

10.7.                     No Claims for Post-Closing Tax Periods.  Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties shall not have the right to indemnification under this Agreement for any Damages to the extent such Damages are based on Taxes (a) attributable to taxable periods (or portions thereof) beginning after the Closing Date, (b) that are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date, (c) that result from any transaction on the

Closing Date out of the ordinary course of business or (d) that result from Buyer’s breach of any of the covenants contained in Article 11.

10.8.                     Exclusive Remedies.  Buyer and Sellers acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article 10 shall be the sole and exclusive remedies of Buyer and Sellers for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer or Sellers contained in this Agreement or any Buyer Ancillary Agreements or Seller Ancillary Agreements; provided, however, that nothing contained in this Agreement shall relieve or limit the liability of any party for Damages arising out of or resulting from such party’s fraud in connection with the transactions contemplated by this Agreement, the Seller Ancillary Agreements or the Buyer Ancillary Agreements or limit the availability of equitable relief, including specific performance, to the extent provided for in this Agreement.

10.9.                     Pre-Closing Knowledge.  The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Ancillary Agreement or Buyer Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge capable of being acquired at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

ARTICLE 11

TAX MATTERS

11.1.                     Tax Indemnity.

(a)                                 Sellers hereby agree to indemnify Buyer and each Acquired Company and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes of the Acquired Companies arising with respect to a Tax period, or portion thereof, ending on or before the Closing Date (a “Pre-Closing Tax Period”) to the extent such Taxes exceed the amount of Taxes reflected as a liability on the books of the Acquired Companies; (ii) all Taxes of any member (which is not an Acquired Company) of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date and for which any Acquired Company is liable, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation to the extent such Taxes exceed the amount of Taxes reflected as a liability on the books of the Acquired Companies; (iii) any and all Taxes of any Person (other than an Acquired Company) imposed on any Acquired Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing and (iv) a breach by Sellers of any representation or warranty contained in Section 3.5 hereof.

(b)                                 Buyer hereby agrees to indemnify Sellers against all Taxes arising with respect to a Tax period, or portion thereof, beginning after the Closing Date (a “Post-Closing Tax Period”).

(c)                                  Anything in this Agreement notwithstanding, any Claim for indemnity from Sellers under Section 11.1(a) shall, at the option of Buyer, be paid either out of the Indemnity Escrow Fund or shall be paid proportionately by Sellers, but in no event shall the obligation of a Seller to make any such payment exceed the amount of the Purchase Price received by such Seller for such Seller’s equity interests in the Acquired Parent Companies.

(d)                                 Anything in this Agreement notwithstanding, the provisions of this Article 11, other than Section 11.11 (which shall not expire) shall continue in effect until the expiration of the applicable statutes of limitations plus sixty (60) days for Taxes included in Pre-Closing Tax Periods (after taking into all extensions with respect to such Pre-Closing Tax Periods) at which time such obligations shall expire and be of no further force or effect.

11.2.                     Straddle Period Allocation.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes (other than Property Taxes) and Tax refunds (other than Property Tax refunds) of the Acquired Companies for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of and including the Closing Date (with exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) apportioned between the Pre-Closing Tax Period and the portion of such Straddle Period after the Pre-Closing Tax Period based on the number of days in each such period), and the amount of any real property, personal property, ad valorem or similar Taxes of the Acquired Companies (“Property Taxes”) and any Property Tax refunds for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Taxes or Property Tax refunds for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period.  For the avoidance of doubt, no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) to ratably allocate income with respect to the Acquired Companies or the transactions or matters contemplated herein.

11.3.                     Tax Returns.  Except as otherwise provided in Section 11.8:

(a)                                 Sellers shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), all Income Tax Returns of the Acquired Companies covering a taxable period ending on or prior to the Closing Date with an initial due date (taking into account all applicable extensions) after the Closing Date (each, a “Pre-Closing Tax Return”), and each such Pre-Closing Tax Return shall be prepared in a manner consistent with past custom and practice of the Acquired Companies in filing their income Tax Returns.  For purposes of calculating the Tax liability for a Pre-Closing Tax Period, (i) all Company Transaction Costs of the Acquired Companies shall be deemed to have accrued on or before the Closing Date and treated as deductions on any applicable Pre-Closing Tax Return, (ii) the Acquired Companies shall timely and properly make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f) incurred by the Acquired Companies in connection with the transactions contemplated by this Agreement (“Deductible Success-Based Fees”), and (iii) carry back, to the maximum extent permitted by applicable Law, any net operating losses of the Acquired Companies attributable to any taxable period ending on or before the Closing Date.  Sellers shall provide a copy of each such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Buyer for Buyer’s review and reasonable comment at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return, and Sellers shall include any reasonable comments provided in writing by Buyer to Sellers at least fourteen (14) days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return; provided, however, that in the case of a Pre-Closing Tax Return for which the filing deadline (including extensions) is within thirty (30) days after the Closing Date, the Sellers shall (x) provide a copy of such Pre-Closing Tax Return to Buyer for Buyer’s review and reasonable comment at least ten (10) days prior to the due date (including extensions) and (y) include any reasonable comments provided by Buyer to Sellers at least five (5) days prior to such due date (including extensions).  To the extent such Taxes are an obligation of Sellers pursuant to Section 11.1(a), Sellers shall pay to the Acquired Companies the amount of Tax owed within the time period specified in Section 11.3(c).

(b)                                 Buyer shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), all Tax Returns of the Acquired Companies covering a Straddle Period (each, a “Straddle Tax Return”), and each such Straddle Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact.  Buyer shall provide a copy of each such Straddle Tax Return, together with all supporting documentation and workpapers, to Sellers for Sellers’ review and reasonable comment at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return, and Buyer shall include any reasonable comments provided in writing by Sellers to Buyer at least fourteen (14) days prior to the due date (taking into account all valid extensions) for filing such Straddle Tax Return; provided, however, that in the case of a Straddle Tax Return for which filing deadline (including extensions) is within thirty (30) days after the Closing Date, Buyer (i) shall in good faith attempt (but shall not have any obligation) to provide a copy of such Straddle Tax Return to Sellers for Sellers’ review and (ii) does not have any obligation to accept any of Sellers’ comments with respect to such Straddle Tax Return.  Subject to the indemnification obligations of Sellers pursuant to Section 11.1(a), the Acquired Companies, as applicable, shall be responsible for timely paying (taking into account all valid extensions) all Taxes reflected on a Straddle Tax Return to the applicable Taxing Authority.

(c)                                  To the extent Taxes reflected on a Pre-Closing Tax Return or Straddle Tax Return are the obligation of Sellers pursuant to Section 11.1(a), Sellers will pay to Buyer the amount of Taxes reflected on such Pre-Closing Tax Return or Straddle Tax Return, as applicable, that are the obligation of Sellers pursuant to Section 11.1(a) within five (5) Business Days after the earlier of (i) a written request by Buyer, or (ii) the due date (including extensions of such Pre-Closing Tax Return or Straddle Tax Return.

(d)                                 For the avoidance of doubt, the term Pre-Closing Tax Return and Straddle Tax Return shall not include, and this Section 11.3 shall not apply to, any Tax Return that is not required under applicable Law to be filed by the Acquired Companies, such as the consolidated U.S. federal income tax return of the Allholdco affiliated group.

(e)                                  If requested by Sellers, Buyer shall provide Sellers with executed powers of attorney on IRS FORM 2848 and appropriate powers of attorney for state and local tax filing authorizing a designated representative of Sellers to sign and file the Pre-Closing Tax Returns, otherwise, Buyer agrees to sign and file the Pre-Closing Tax Returns.

11.4.                     Post-Closing Actions.  Buyer shall not, and shall not cause or permit any of its Affiliates (including following the Closing, for the avoidance of doubt, the Acquired Companies) to (a) amend or re-file any Tax Return of the Acquired Companies that covers a Pre-Closing Tax Period or any Tax Return that was prepared and filed pursuant to Section 11.3 or file any Tax Return of the Acquired Companies with an initial due date on or before the Closing Date, (b) take any action relating to Taxes or that could create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business, (c) make any Tax election that has retroactive effect to any Pre-Closing Tax Period, (d) voluntarily initiate any contact with any Taxing Authority with respect to any Taxes or Tax Returns of the Acquired Companies that were originally due on or before the Closing Date or (e) carryback any net operating losses to a Pre-Closing Tax Period.  Sellers shall be entitled to prepare and file amended Tax Returns for the Acquired Companies relating to Pre-Closing Tax Periods, including seeking Tax refunds, and Buyer shall fully cooperate with Sellers in filing such amended Tax Returns and, where required, have an appropriate officer sign such amended Tax Returns.

11.5.                     Tax Contests.

(a)                                 Buyer shall notify Sellers in writing within ten (10) Business Days of receipt by Buyer (or any Buyer Indemnitee) of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other administrative or judicial proceedings with the purpose or effect of re-determining Taxes of or with respect to the Acquired Companies (including any administrative or judicial review of any claim for refund) for which Sellers may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”), and shall provide Sellers with a copy of any such written notice.  The failure of Buyer to provide a notification described in this Section 11.5 shall not release Sellers from their obligations hereunder except to the extent, and only to the extent, that Sellers are prejudiced as a result of such failure.

(b)                                 Sellers shall have the right to control and defend the conduct of any Tax Contest covering any taxable period ending on or prior to the Closing Date including the ongoing IRS audit and administrative proceeding of Perpetual Corporation and its subsidiaries for the tax years ending September 30, 2005 — 2008, (a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants and outside experts) of its choice; provided, however, that (i) Sellers shall keep Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, (ii) Buyer may retain separate co-counsel at its sole cost and expense, and participate in the defense of the Pre-Closing Tax Contest, including having an opportunity to review and reasonably comment on any written materials prepared in connection with such Pre-Closing Tax Contest and the right to attend and participate in any conferences relating thereto and (iii) Sellers shall be entitled to settle or consent to the entry of any Order or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of Buyer if such settlement, Order or determination does not result in an adverse adjustment to a Tax liability of the Acquired Companies for a Post-Closing Tax Period; however, if such settlement, Order or determination would result in an adverse adjustment to a Tax liability of the Acquired Companies for a Post-Closing Tax Period, Sellers cannot enter into such settlement, Order or determination without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  Buyer shall have the right to control and defend (i) any Tax Contest covering any Straddle Period, (ii) any Tax Contest that is not a Pre-Closing Tax Contest and (iii) any Pre-Closing Tax Contest for which Sellers have not assumed its right to control and defend such Pre-Closing Tax Contest (each, an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice, provided, however, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability Sellers would be required to provide indemnification pursuant to this Agreement, (x) Buyer shall keep Sellers reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (y) Sellers may retain separate co-counsel at its sole cost and expense, and participate in the defense of such Tax items in the Other Tax Contest, including having an opportunity to review and reasonably comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto and (z) Buyer will not settle or consent to the entry of any Order or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of Sellers (which consent shall not to be unreasonably withheld, conditioned, or delayed).

(d)                                 For the avoidance of doubt, the term Tax Contest shall not include, and this Section 11.5 shall not apply to, any audits, adjustments, claims, examinations, assessments or other administrative or judicial proceedings with the purpose or effect of re-determining Taxes of or with respect to any Tax Return of the Allholdco affiliated group.

(e)                                  Buyer shall provide Sellers with all powers of attorney on IRS FORM 2848 necessary to permit Sellers and Sellers’ representative the authority to conduct the Pre-Closing Tax Contests.

11.6.                     Refunds.  The amount or economic benefit of any Tax refund (whether in cash or as a credit against or offset to any Tax) in respect of any Tax of the Acquired Companies attributable to any Pre-Closing Tax Period received by Buyer, the Acquired Companies or any of their respective Affiliates shall be for the account of Sellers, to the extent such refund exceeds the amount of the refund of such Taxes reflected as an asset on the books of the Acquired Companies which was included as an asset in the Final Net Working Capital Amount, and the recipient thereof shall pay such amount (including any interest received thereon) over to the Sellers within ten (10) days after any such refund is received, credited or applied as an offset, as the case may be.  Buyer shall elect not to carry any loss, credit or other Tax benefit item from a taxable period (or portion thereof) that begins after the Closing Date back to a Pre-Closing Tax Period.

11.7.                     Cooperation.  Each of Buyer and Sellers, and each of their respective Affiliates, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of or with respect to the Acquired Companies and/or during the course of any audit, litigation or other proceeding with respect to Taxes of or attributable to the Acquired Companies.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each of Sellers and Buyer agrees, and following the Closing, Buyer agrees to cause the Acquired Companies, (i) to retain all books and records with respect to Tax matters pertaining to the Acquired Companies relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods; shall provide copies of the foregoing to Buyer upon Buyer’s request; and shall abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party (and following the Closing, Buyer agrees to cause the Acquired Companies to give the Sellers) reasonable written notice prior to transferring, destroying or discarding any such books and records and, on receipt of such notice, if the other Party so requests, Sellers or Buyer shall, as applicable, allow the other Party to take possession of such books and records.  Buyer and Sellers agree that Sellers shall be entitled to retain copies of the books and records of the Acquired Companies which they believe are appropriate for the filing of Tax Returns and defending Tax Contests as described in this Article 11.  Buyer and Sellers further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.8.                     Transfer Taxes.  Buyer and Sellers shall each be responsible for the payment of fifty percent (50%) of all governmental Taxes, fees and charges applicable to the transfer of the Equity Interests under this Agreement (including sales, use and real property transfer taxes, stamp and stock transfer taxes and the costs of recording or filing all applicable conveyance instruments) (collectively, “Transfer Taxes”).  At Buyer’s expense, Sellers will cooperate in Buyer’s preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes.

11.9.                     Section 338(h)(10) Elections.

(a)                                 Each of Allholdco and Buyer intend for the purchase and sale of the interests in Charleston TV to qualify as a “qualified stock purchase” within the meaning of Treasury Regulations Section 1.338(h)(10)-1(c).  Allholdco and Buyer shall make a joint election under Section 338(h)(10) of the Code and under any comparable provision of applicable state, local, and foreign Law with respect to Buyer’s purchase of the interests in Charleston TV (collectively, the “Section 338(h)(10) Elections”). Buyer and Allholdco shall take all necessary steps and cooperate in good faith, including the exchange of information, to effect and preserve valid and timely a Section 338(h)(10) Election.  Except as otherwise required by applicable Law, each of Allholdco and Buyer agrees that (i) it shall, and shall cause each of its Affiliates, to report, act and file all Tax Returns in all respects and for all purposes consistent with a Section 338(h)(10) Election and (ii) it will not, and will not permit its Affiliates to, take any position that is inconsistent with the Section 338(h)(10) Election.

(b)                                 At least three (3) Business Days prior to the Closing Date, Buyer shall prepare and deliver to Allholdco an Internal Revenue Service Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, and any corresponding forms under comparable provisions of applicable state, local or foreign tax Law, in substance reasonably satisfactory to Allholdco (collectively, the “Section 338(h)(10) Election Forms”). At the Closing, Allholdco shall deliver to Buyer such Section 338(h)(10) Election Forms, duly executed.  Allholdco authorizes Buyer to file each Section 338(h)(10) Election Form with the appropriate Taxing Authority on behalf of Allholdco and Buyer.  Promptly following each such filing, Buyer shall provide Allholdco with a copy of such filed Section 338(h)(10) Election Forms.  As reasonably requested from time to time by Buyer, Allholdco shall assist Buyer in, and shall provide the necessary information to Buyer, in connection with the preparation of any other forms and documentation required to effect valid and timely Section 338(h)(10) Elections.

11.10.              Purchase Price Allocations.

(a)                                 Within one hundred eighty (180) days after the Closing, Buyer shall deliver to Allholdco an allocation schedule (the “Section 338 Allocation Schedule”) allocating the “aggregate deemed sales price” and the “adjusted grossed-up basis” (as defined under applicable Treasury Regulations) that results from the Section 338(h)(10) Elections among the assets of Charleston TV in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder.

(b)                                 The Section 338 Allocation Schedule (the “Allocation Schedule,”) delivered by Buyer shall become final and binding upon Buyer and Allholdco on the thirtieth (30th) day following the date that such Allocation Schedule was delivered by Buyer to Allholdco, unless prior to such date Allholdco notifies Buyer of any reasonable objections to such Allocation Schedule (an “Allocation Schedule Notice of Disagreement”).  An Allocation Schedule Notice of Disagreement shall specifically set forth all of Allholdco’s disputed items to the applicable Allocation Schedule, together with Allholdco’s proposed changes thereto, including an explanation in reasonable detail of the basis on which Allholdco proposes such changes.  If Allholdco has delivered a timely Allocation Schedule Notice of Disagreement with respect to an Allocation Schedule, then Buyer and Allholdco shall use their good faith efforts to reach agreement on the disputed items to determine the final and binding Allocation Schedule.  If all of Allholdco’s disputed items with respect to an Allocation Schedule have not been resolved by Buyer and Allholdco by the sixtieth (60th) day following the date that Buyer receives the Allocation Schedule Notice of Disagreement with respect to such Allocation Schedule, then the parties shall have no further obligation under this Section 11.10(b), and each party shall make its own determination of such allocation with respect to such disputed items.

(c)                                  Any adjustment of the Purchase Price, and to any other items of consideration, cost or expense taken into account in the Allocation Schedules for U.S. federal income tax purposes, will be allocated in a manner consistent with the Allocation Schedules that has become final and binding pursuant to this Section 11.10.  Except as otherwise required by applicable Law, (i) each of Buyer and Allholdco shall, and shall cause each of its Affiliates, to report, act and file all Tax Returns in all respects and for all purposes consistent with the Allocation Schedules determined to be final and binding pursuant to this Section 11.10 and

(ii) each of Buyer and Allholdco will not, and will not permit of any of its Affiliates to, take any position that is inconsistent with such final and binding Allocation Schedules.

11.11.              Tax Treatment of Indemnity Payments.  Each of Buyer and Allholdco agree that any indemnification payments made under this Agreement shall be treated as Purchase Price adjustments for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable).

11.12.              Consolidated Returns for Periods Through the Closing Date.  For the avoidance of doubt, for U.S. federal income Tax purposes, Allholdco shall include all items of income, gain, loss, deduction or credit of Charleston TV and its Subsidiaries that are Acquired Companies for all Tax periods ending on or before the Closing Date in the Allholdco affiliated group’s consolidated U.S. federal income Tax Return, subject to indemnification by Buyer as may be herein provided.  Buyer and Charleston TV shall furnish Tax information to Allholdco as necessary or helpful with respect to the foregoing.

11.13.              Intentionally Omitted.

11.14.              Conflict.  In the event of conflict between any of the provisions of this Article 11 and any other provision of this Agreement, the provisions of this Article 11 shall control.

ARTICLE 12

TERMINATION AND REMEDIES

12.1.                     Termination.  Subject to Section 12.3, this Agreement may be terminated prior to the Closing as follows:

(a)                                 by mutual written agreement of Buyer and Sellers;

(b)                                 by written notice from Buyer to Sellers if (i) Buyer is not in material breach of its obligations under this Agreement, (ii) Sellers breach their representations or warranties, or default in the performance of their covenants, contained in this Agreement and (iii) all such breaches and defaults of Sellers that are not cured within the Cure Period would prevent the conditions to the obligations of Buyer set forth in Section 8.1 from being satisfied;

(c)                                  by written notice from Sellers to Buyer if (i) Sellers are not in material breach of their obligations under this Agreement, (ii) Buyer breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) all such Buyer breaches and defaults that are not cured within the Cure Period would prevent the conditions to the obligations of Sellers set forth in Section 7.1 from being satisfied; provided, however, that no Cure Period shall apply to Buyer’s obligation to pay the Purchase Price at the Closing; or

(d)                                 by written notice from Buyer to Sellers, or from Sellers to Buyer, if the Closing does not occur by the first anniversary of the date hereof (such date, the “Outside Date”), unless the Closing has not occurred by such date as a result of a material breach of this Agreement by the party providing such notice of termination; provided, however, that if, as of the Outside Date, all conditions to this Agreement have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the condition that the FCC Consent shall have become a Final Order (as set forth in Sections 7.3 and 8.3), then either Buyer or Sellers, may, by written notice to the other, elect to extend the Outside Date by a period of up to sixty (60) days so as to allow the FCC Consent to become a Final Order.

12.2.                     Cure Period.  Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement, and such notice shall include a description of the breach.  The term “Cure Period” as used herein means a period commencing on the date Buyer or Sellers receive from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) calendar days thereafter or (ii) five (5) Business Days after the day otherwise scheduled for the Closing; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) Business Days after the scheduled Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) Business Days after the scheduled Closing Date and notwithstanding anything to the contrary contained herein, the Closing shall occur, subject to the satisfaction of the Closing conditions set forth herein, not later than such fifth (5th) Business Day after the scheduled Closing Date.

12.3.                     Termination and Survival.  Subject to Sections 12.4, 12.5 and 12.6, the termination of this Agreement shall not relieve any party of any liability for a breach or default under this Agreement that occurred prior to the date of termination.  Notwithstanding anything contained herein to the contrary, Article 1 (Definitions; Interpretation), Section 6.1 (Confidentiality), this Section 12.3, Section 12.5 (Liquidated Damages), Section 12.6 (Limitation on Seller Damages) and Article 13 (Miscellaneous) shall survive any termination of this Agreement.

12.4.                     Specific Performance.  The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law.  Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief, subject to obtaining any required Governmental Consents, to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.  Without limiting the generality of the foregoing, the parties hereto agree that the party seeking specific performance shall be entitled to enforce specifically (a) a party’s obligations under Section 2.7 and (b) a party’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and pay the Purchase Price), if the conditions set forth in Article 7 or 8, as applicable, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived.  In addition to the foregoing, the prevailing party under this Agreement or any Ancillary Document shall be entitled to prompt payment on demand from the other party of the reasonable attorneys’ fees and costs incurred by the prevailing party.  Notwithstanding anything in this Agreement to the contrary, if the Closing occurs, Article 10

(Survival; Indemnification) shall govern with respect any Damages incurred by any Seller Indemnified Party or Buyer Indemnified Party.

12.5.                     Liquidated Damages.

(a)                                 If Sellers terminate this Agreement pursuant to Section 12.1(c), then within two (2) Business Days following the delivery to Buyer of notice of such termination in accordance with the terms of this Agreement, including any Cure Period, Buyer shall pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers in writing, cash in an amount equal to $39,400,000 (the “Liquidated Damages Amount”).  In the event of such a termination, Sellers shall, in addition, be entitled to prompt payment on demand from Buyer of the reasonable attorneys’ fees and costs incurred by them in enforcing their rights under this Agreement.  Buyer acknowledges and agrees that the payment of the Liquidated Damages Amount as set forth herein shall constitute payment of liquidated damages and not a penalty and that such Liquidated Damages Amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy and the value of the transactions to be consummated hereunder.

(b)                                 For the avoidance of doubt, the parties hereto expressly acknowledge and agree that this Section 12.5 in no way limits or restricts Sellers’ ability to exercise their rights to specific performance pursuant to Section 12.4 at any time prior to the termination of this Agreement in accordance with its terms.

12.6.                     Limitation on Seller Damages.  If Buyer terminates this Agreement pursuant to Section 12.1(b), then the aggregate amount of losses and damages for which Sellers shall be liable to Buyer in the event of any breach or default by Sellers under this Agreement that occurred prior to the date of termination shall not exceed an amount equal to the Liquidated Damages Amount.

ARTICLE 13

MISCELLANEOUS

13.1.                     Expenses.  Except as may be otherwise specified herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.  All governmental fees and charges applicable to any requests for Governmental Consents shall be paid one-half by Sellers and one-half by Buyer, except that if more than one HSR Act filing is necessary because a party has more than one ultimate parent entity, then such party shall pay the HSR Act filing fees for any additional filings.  At Buyer’s expense, Sellers will cooperate in Buyer’s preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes.  Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.

13.2.                     Further Assurances.  After the Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be necessary in order to more effectively consummate the transactions contemplated hereby.

13.3.                     Assignment.  Neither party may assign this Agreement without the prior written consent of the other party hereto, provided, however, that Buyer may assign its rights hereunder to an Affiliate of Buyer upon written notice to Sellers, provided that (i) any such assignment does not delay the processing of the FCC Applications, the grant of the FCC Consent, the HSR Clearance or the Closing, (ii) any such assignee shall deliver to Sellers a written instrument of assumption with respect to this Agreement pursuant to which such assignee shall (x) make to Sellers the representations and warranties contained in Article 4 with respect to such assignee and (y) covenant to Sellers to observe, satisfy, discharge and perform the covenants of Buyer set forth in this Agreement and (iii) Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee).  With respect to any assignment permitted or required under this Section 13.3, (i) any such assignee shall deliver to Sellers a written instrument of assumption with respect to this Agreement in which such assignee (x) shall make to Sellers the representations and warranties contained in Article 4 of this Agreement with respect to such assignee and (y) shall covenant to Sellers to observe, satisfy, discharge and perform the covenants of Buyer set forth in this Agreement and (ii) Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee), including the payment of the Purchase Price pursuant to Section 2.2 hereof.  The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

13.4.                     Notices.  Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Sellers:

Barbara B. Allbritton

2970 Lazy Lane

Houston, TX 77019

Fax: (713) 520-7892

Robert L. Allbritton

3124 Q Street NW

Washington, D.C. 20007

Fax: (202) 462-5989

The Estate of Joe L. Allbritton

5615 Kirby Drive, Suite 650

Houston, TX 77005

Attention: Mrs. Barbara B. Allbritton

Mr. Robert L. Allbritton

Fax: (713) 522-9623

Barbara B. Allbritton 2008 Marital Trust

5165 Kirby Drive, Suite 650

Houston, TX 77005

Fax: (713) 522-9623

Robert Lewis Allbritton 1996 Trust

5165 Kirby Drive, Suite 650

Houston, TX 77005

Fax: (713) 522-9623

Perpetual Corporation

1000 Wilson Blvd., Suite 2700

Arlington, VA 22209

Attention: Robert L. Allbritton

Fax: (703) 647-8740

and

Allholdco, Inc.

1000 Wilson Blvd., Suite 2700

Arlington, VA 22209

Attention: Robert L. Allbritton

Fax: (703) 647-8740

with a copy (which shall not constitute notice) to:	Paul Hastings LLP 875 15th Street, N.W. Washington, DC 20005 Attention: Eric Dodson Greenberg Fax: (202) 551-1343

if to Buyer:	Sinclair Television Group, Inc. 10706 Beaver Dam Road Cockeysville, MD 21030 Attention: President Facsimile: (410) 568-1533

with a copy (which shall not constitute notice) to:	Sinclair Broadcast Group, Inc. 10706 Beaver Dam Road Cockeysville, MD 21030 Attention: General Counsel Facsimile: (410) 568-1537 and

Greenberg Traurig, LLP Terminus 200 3333 Piedmont Road NE Suite 2500 Atlanta, GA 30305 Attention: James S. Altenbach Facsimile: (678) 553-2212

13.5.                     Amendments.  No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

13.6.                     Severability.  If any Governmental Entity holds any provision in this Agreement invalid, illegal or unenforceable as applied to any party or to any circumstance under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by applicable Law; provided that any such reform or construction does not affect the economic or legal substance of this Agreement and the transactions contemplated hereby in a manner adverse to either party and, if any such reform or construction does affect the economic or legal substance of this Agreement and the transactions contemplated hereby in a manner adverse to either party, the parties shall negotiate in good faith a replacement provision for such invalid, illegal or unenforceable provision which shall accomplish the original intention of the parties with respect to such provision to the greatest extent practicable.

13.7.                     No Beneficiaries.  Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the parties hereto and their successors and permitted assigns.

13.8.                     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising at law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof.

(b)                                 All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware(or of the United States of America for the District of Delaware, to the extent the Chancery Court of the State of Delaware does not have jurisdiction over any such Action, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  The consents to jurisdiction set forth in this Section 13.8 shall not constitute general consents to service of process in the State of Delaware, shall have no effect for any purpose except as provided in this Section 13.8 and shall not be deemed to confer rights on any third party.

(c)                                  BUYER AND SELLERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

13.9.                     Neutral Construction.  The parties hereto agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations.  This Agreement shall be deemed to have been jointly and equally drafted by all such parties, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

13.10.              Cooperation.  After the Closing, each party shall cooperate with the other in the investigation, defense or prosecution of any third party Action which is pending or threatened against either party or its Affiliates with respect to the Stations, whether or not any party has notified the other of a claim for indemnity with respect to such matter.  Without limiting the generality of the foregoing, Buyer and the Acquired Companies shall make available the Station Employees to give depositions or testimony and shall furnish all documentary or other evidence that Sellers may reasonably request.  Sellers shall reimburse Buyer for all reasonable and necessary out-of-pocket third party expenses incurred in connection with the performance of Buyer’s obligations under this Section 13.10.

13.11.              Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Sellers or any of its Affiliates shall have any liability for any obligations or liabilities of Sellers under this Agreement or for any claim (whether in contract or tort, at law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, relating to, based on, in respect of, in connection with or by reason of, this Agreement or the transactions contemplated hereby, including its negotiation and/or execution.

13.12.              Fiduciary Capacity.  The parties hereto executing this Agreement as trustees or as independent co-executors of the Trusts which own shares of Perpetual Corp. are executing this Agreement solely in their respective capacities as trustees or as independent co-executors of such Trusts, and in no other capacity whatsoever and they shall have no individual or personal liability under this Agreement, and all liabilities while acting in a fiduciary capacity of any Trust hereunder and thereunder shall be limited to the assets of such Trust at the time such liability may be established.

13.13.              Counterparts; Delivery by Facsimile/Email.  This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

13.14.              Entire Agreement.  The Schedules and Exhibits hereto are hereby incorporated into this Agreement.  This Agreement, together with any other agreement executed on the date hereof in connection herewith, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect.  No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement (or in any of the Buyer Ancillary Agreements or Seller Ancillary Agreements, or any other agreement executed on the date hereof or thereof in connection herewith or therewith).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date set forth above.

/s/ Barbara B. Allbritton
BARBARA B. ALLBRITTON, individually

/s/ Robert Allbritton
ROBERT L. ALLBRITTON, individually

THE ESTATE OF JOE L. ALLBRITTON

/s/ Barbara B. Allbritton
Barbara B. Allbritton, as independent co-executor of
The Estate of Joe L. Allbritton

/s/ Robert Allbritton
Robert L. Allbritton, as independent co-executor of
The Estate of Joe L. Allbritton

BARBARA B. ALLBRITTON 2008 MARITAL TRUST

/s/ Barbara B. Allbritton
Barbara B. Allbritton, as trustee of the
Barbara B. Allbritton 2008 Marital Trust

/s/ Robert Allbritton
Robert L. Allbritton, as trustee of the
Barbara B. Allbritton 2008 Marital Trust

ROBERT LEWIS ALLBRITTON 1996 TRUST

/s/ Robert Allbritton
Robert L. Allbritton, as trustee of the
Robert Lewis Allbritton 1996 Trust

/s/ Paul B. Bonner
Paul Bonner, as trustee of the
Robert Lewis Allbritton 1996 Trust

/s/ John R. Allender
John R. Allender, as trustee of the
Robert Lewis Allbritton 1996 Trust

ALLHOLDCO, INC.

/s/ Robert Allbritton
Name: Robert Allbritton
Title: President

SINCLAIR TELEVISION GROUP, INC.

/s/ David Smith
Name: David D. Smith
Title: President

In accordance with Item 601(b)(2) of Regulation S-K, the Company has omitted the exhibits and schedules hereto:

Exhibit B – FIRPTA Certificate

Disclosure Schedules